Exhibit 10.30

License and Option Agreement

between

The Research Foundation For The State University of New York

and

NeuroRx, Inc.

1.	DEFINITIONS	2

2.	GRANT OF RIGHTS AND RETAINED RIGHTS	6

3.	CONSIDERATION AND PAYMENT TERMS	9

4.	DUE DILIGENCE AND COMMERCIALIZATION ACTIVITIES	11

5.	SUBLICENSING	12

6.	PATENT PROSECUTION AND PATENT COSTS	13

7.	BOOKS, RECORDS, AND REPORTS	14

8.	ENFORCEMENT OF LICENSED PATENTS	16

9.	INDEMNIFICATION AND INSURANCE	17

10.	TERMINATION	20

11.	WARRANTY AND LIABILITY	22

12.	ASSIGNMENT	24

13.	OBLIGATIONS TO FEDERAL GOVERNMENT AND OTHER SPONSORS	24

14.	NON-USE OF NAMES	24

15.	FOREIGN LAWS	25

16.	COMPLIANCE WITH LAWS	25

17.	CONFIDENTIALITY	26

18.	MISCELLANEOUS	28

EXHIBIT A: Development & Comercialization Plan		32

EXHIBIT B: Technical Information and Material		67

EXHIBIT C: Affiliates		68

EXHIBIT D: Semi-Annual Report Template		69

This agreement (hereinafter, “Agreement”) is made and is effective as of the date last signed (hereinafter, “Effective Date”) by and between The Research Foundation for The State University of New York, a nonprofit, educational corporation existing under the laws of the State of New York with an office located at the Office of Technology Licensing & Industry Relations, N5002 Frank Melville Jr. Memorial Library, Stony Brook, New York 11794-3369, for and on behalf of the State University of New York at Stony Brook (hereinafter, “Foundation”), and NeuroRx, Inc., a Delaware corporation, having a primary address at 913 N. Market Street, Suite 200, Wilmington, DE 19801 (hereinafter, “Licensee”).

RECITALS

WHEREAS, Foundation owns certain intellectual property rights in and to the Foundation Subject Matter, as defined in this Agreement; and

WHEREAS, Foundation desires to have the Foundation Subject Matter developed and used to the fullest extent for the benefit of the public; and

WHEREAS, Licensee desires to obtain rights to certain Foundation Subject Matter, as provided herein, for development and commercialization purposes.

NOW, THEREFORE, subject to the term and conditions contained herein, and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

All capitalized terms used in this Agreement will have the meanings stated below or defined elsewhere in the Agreement.

1.1.

“Affiliate” means any corporation or other business entity, listed in Exhibit C, that controls, is controlled by, or is under common control with Licensee. A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2.	[Reserved]

1.3.	“Development & Commercialization Plan” means the development and commercialization plan set forth in Exhibit A.

1.4.	[Reserved].

1.5.	“License Field” means the therapeutic uses of the Foundation Subject Matter to treat COVID-19 in humans and/or COVID-19 associated respiratory failure.

1.6.

“Independent Auditor” means individuals and/or auditors, selected by the Foundation in its sole discretion, who are not full-time employees of the Foundation or The State University of New York, at Stony Brook University

1.7.	“Indemnified Parties” has the meaning assigned and ascribed in Section 9. 1.

1.8.	“License Maintenance Fee(s)” has the meaning assigned and ascribed in Section 3.2.

1.9.	[Reserved].

1.10.

“Foundation Subject Matter” means the Technical Information, and Material that are owned by Foundation, and all other intellectual property, including scientific and clinical information and data, protocols, trademarks, and trade secrets associated with or relating to Technical Information, and Material, if any, within the License Field or Option Field.

1.11.

“Material” means the tangible physical material, if any, delivered to Licensee hereunder, consistent with Section 2.4, and any uses, progeny or derivatives thereof developed by Licensee, or its Affiliates. Any Materials provided to Licensee hereunder shall be listed in Exhibit B attached hereto.

1.12.	“Material Obligations” has the meaning assigned and ascribed in Section 10.1(a).

1.13.	[Reserved].

1.14.

“Net Sales” means the gross revenues received by Licensee or Affiliates from the manufacture, use, sale, lease, or other transfer of any Product , less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation paid, prepaid or allowed, and amounts allowed or credited, and actually refunded, due to returns (as reflected on the invoice, and not to exceed the original billing amount). In this context, gross revenues will also include the fair market value of any non-cash consideration received by Licensee and Affiliates for the manufacture, use, sale, lease, or other transfer of a Product and provision of any Service.

In the case of transfers of Products between any of Licensee and Affiliates of any of the foregoing such that the Products are (i) not consumed or used, and not incorporated into a Product or Service but (ii) subsequently sold to a Third Party customer, Net Sales shall be the greater of (y) the actual amount charged for the transfer of the Product between any of Licensee and Affiliates of any of the foregoing and (z) the gross invoice or contract price charged to the Third Party customer for that Product in an arms-length transaction.

1.15.

“Product(s)” means all products that are developed, made, manufactured, use, used, discovered, offered for sale, sold, imported, exported, leased and/or otherwise transferred within the Territory and License Field with the use of the Foundation Subject Matter in-whole or in-part. As used within this Agreement, the term “Product(s)” includes “Service(s)” as defined in Section 1.16.

1.16.	“Service” means any method, process, procedure or service provided within the Territory and License Field that incorporates or uses, Foundation Subject Matter, or any part thereof.

1.17.	“Option Field” means the therapeutic or prophylactic uses of the Foundation Subject Matter to treat human pulmonary disorders, including Adult Respiratory Distress Syndrome (ARDS) and sepsis.

1.18.	[Reserved].

1.19.	[Reserved].

1.20.	“Payments Due” means, individually or collectively, any License Maintenance Fees, late payment fees, or other amounts due to Foundation under this Agreement.

1.21.	[Reserved].

1.22.	“Product Data” means data (including clinical data) that is possessed, owned or controlled by Licensee, or its Affiliate directly relating to any Product and generated after the Effective Date.

1.23.	“Reporting Period” means a calendar quarter.

1.24.	[Reserved].

1.25.

“Sublicense Agreement” (or “Sublicense”) means the agreement under which Licensee grants to an authorized Sublicensee any or all of the rights granted to Licensee under this Agreement or an option to any or all of the rights granted to Licensee under this Agreement

1.26.	“Sublicensee” means any non-Affiliate third party to whom Licensee grants a sublicense of any or all of the rights granted to Licensee under this Agreement.

1.27.	[Reserved].

1.28.	[Reserved].

1.29.

“Technical Information” shall mean any know-how and technical information, set forth in Exhibit B, which can include formulations, knowledge, compositions, methods, processes, and procedures, whether or not patented or patentable prior to the Effective Date and provided to or received by the Licensee, consistent with Section 2.3, which know-how, technical information and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, including without limitation, (i) any know-how, technical information and data disclosed in any Investigational New Drug application (“IND”) filed with the U.S. Food & Drug Administration; any data, information, discoveries or research pertaining to the intravenous formulation and/or administration of vasoactive intestinal polypeptide (VIP) for the treatment of a human disorder; and (iii) any reports or disclosures concerning research, discoveries or inventions relating to the Foundation Subject Matter provided or disclosed to, or otherwise received by, Licensee from Foundation.

1.30.

“Term” means the period of time beginning on the Effective Date and, unless earlier terminated pursuant to Article 10 or amended pursuant to Section 18.2, ending on the earlier of: (i) the execution of a superseding royalty-bearing license to the Subject Matter by the Parties; or (ii) two (2) years from the Effective Date of this Agreement.

1.31.	“Territory” as used herein shall mean worldwide.

1.32.	“Third Party” means shall any entity or person other than Licensee, Foundation, or Affiliates.

1.33.	[Reserved].

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2.	GRANT OF RIGHTS AND RETAINED RIGHTS

2.1.

License Grant. Subject to the terms of this Agreement, including without limitation Section 2.2 and Section 4.3, Foundation grants to Licensee and its Affiliates a revocable, in accordance with the termination provisions set forth in this Agreement, non-exclusive license, without the right to sublicense, to use Foundation Subject Matter to develop, make, manufacture, use, discover, offer for sale, sell, import, export, lease and/or otherwise transfer Products and/or Services in the License Field and throughout the Territory during the Term. All foregoing grants are subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. §§ 200-212 and any future amendments thereto, and applicable governmental implementing regulations, including but not limited to those described in Section 13 herein. Subject to the terms of this Agreement, including without limitation Section 2.2, Section 4.3 and Section 13, Foundation agrees to not grant any other licenses to Foundation Subject Matter which would allow any Third-Party to make, have made, use, sell, import, export or offer for sale Product(s) or Service(s) in the License Field within the Territory during the Term.

2.2.	Retained Rights.

Foundation reserves all rights not specifically granted in Section 2.1. Accordingly, except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Foundation to Licensee or its Affiliates under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how technical information, data or other proprietary right. In addition, Foundation reserves the right for itself, Stony Brook University and its inventors and developers to:

(a)	Use the Foundation Subject Matter for academic, educational, and research purposes, including, without limitation, sponsored research and collaborations;

(b)	Publish or otherwise disseminate any information about the Foundation Subject Matter, at any time; and

(c)	Allow, at Foundation’s sole discretion, other educational and nonprofit institutions to use the Foundation Subject Matter for internal academic, educational, and research purposes only.

2.3.

Delivery of Technical Information. Upon execution of this Agreement, Foundation shall initiate delivery of Technical Information to the Licensee. Such delivery shall be made to the following person using the email address listed below, within thirty (30) days of the Effective Date:

Name: Jonathan Javitt, MD, MPH (CEO

Contact information NeuroRx, Inc.

913 N. Market Street, Suite 200

Wilmington, DE 19801

jjavitt@neurorxpharma.com

+1-202-340-1352

For avoidance of doubt, Foundation is providing Technical Information as-is and Foundation shall not be required to (i) provide maintenance, service, or updates or (ii) assist in the understanding or use of Technical Information.

2.4.

Delivery of Materials. Upon execution of this Agreement, Foundation shall initiate delivery to the Licensee of Materials. Such delivery shall be made to the following person using the email address listed below, within thirty (30) days of the Effective Date:

Name: Jonathan Javitt, MD, MPH (CEO

Contact information NeuroRx, Inc.

913 N. Market Street, Suite 200

Wilmington, DE 19801

jjavitt@neurorxpharma.com

+1-202-340-1352

For avoidance of doubt, Foundation is providing Materials as-is and Foundation shall not be required to (i) provide maintenance, service, or updates or (ii) assist in the understanding or use of Materials.

2.5.	Grant of Option

(a)

Subject to the limitations in Section 2.2, Section 4.3 and Section 13 of this Agreement, Foundation hereby grants to Licensee an exclusive option to negotiate, in good faith, to obtain a commercial royalty bearing license with the right to sublicense, to make, have made, import, use, offer for sale and sell products and/or services, which encompass the Foundation Subject Matter, and any Foundation patents or patent applications pertaining to Foundation Subject Matter , if any, in the Option Field throughout the Territory under mutually agreed upon terms and conditions (the “Option”). The parties agree that the royalty rate contained in any such royalty-bearing license will be reasonable in light of the circumstances and consistent with industry standards.

2.6.	Exercise of Option

(a)	Licensee may exercise the Option anytime during the Term (“Option Period”).

(b)

To exercise the Option and begin a sixty (60) day negotiation period with Foundation, an authorized representative of Licensee shall provide written notice, pursuant to Section 18.5, to Foundation of such desire. With such written notice or concurrent with such written notice if notice is by electronic mail, Licensee shall deliver to Foundation (i) a non-refundable, Option exercise fee of fifty thousand U.S. dollars (US$50,000.00) using the payment information provided in Section 3.5 and Section 3.6; and (ii) a development and commercialization plan for Licensees’ use of the Foundation Subject Matter in the Option Field. The parties hereby agree that the Option exercise date is the date that such Option exercise fee and development and commercialization plan is actually received by Foundation.

(c)

During the Option Period, Licensee shall make a good faith determination of its interest in exercising the Option. For a period of sixty (60) days following the date of exercise as set forth above, the Parties shall enter into good faith negotiations to enter into a royalty bearing commercial license agreement as set forth herein (hereinafter “Negotiation Period”).

(d)

During the Option Period and, if applicable, during the Negotiation Period Foundation shall refrain from offering any commercial rights whatsoever in Foundation Subject Matter or any Foundation patents or patent applications pertaining to Foundation Subject Matter to any Third Party. However, if Licensee chooses not to exercise the Option, or if the parties are unable to agree to terms and conditions for a royalty bearing commercial license within the Negotiation Period, the parties understand and agree that the Option shall automatically terminate and Licensee thereafter shall have no rights whatsoever in or to Foundation Subject Matter or any Foundation patents or patent applications pertaining to Foundation Subject Matter in the Option Field. Thereupon, Foundation is free to enter into any commercial agreement, option or license granting rights to Foundation Subject Matter or patents or patent applications pertaining to Foundation Subject Matter in the Option Field with any Third-Party on any terms and conditions.

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3.	CONSIDERATION AND PAYMENT TERMS

The parties hereto understand that the fees payable by Licensee to Foundation under this Agreement are partial consideration for the license and Option granted under this Agreement. Licensee will pay Foundation:

3.1.	Upfront Fee. Within thirty (30) days of the Effective Date, Licensee will pay to Foundation an upfront, nonrefundable, non-creditable payment of fifty thousand U.S. Dollars (US$50,000.00).

3.2.

License Maintenance Fee. Licensee will pay to Foundation a, nonrefundable, non-creditable fee of fifty thousand U.S. dollars ($50,000.00) (the “License Maintenance Fee”) on the first anniversary of the Effective Date.

3.3.	Equity. None

3.4.

Importance of Technical Information and Material. Licensee has requested, and Foundation has agreed, to grant certain rights to the Technical Information and Materials within the Foundation Subject Matter. Licensee desires these rights in order to develop and commercialize the Foundation Subject Matter. Because of the importance of Technical Information and Materials, Licensee has agreed to pay certain fees to Foundation on Products or Services, as specified herein, even if it is not covered by a patent or patent application, in order to obtain rights to Technical Information and Materials. Licensee has agreed to these payments because of the commercial value of Technical Information and Materials, separate and distinct from the existence or rights to any a patent or patent application related to the Foundation Subject Matter, that Licensee acknowledges would provide a commercial advantage. Licensee acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Materials within the Licensed Subject Matter specified in Section 2. Licensee further acknowledges that licenses to Technical Information, Materials, and each patent and application if any are separately available to license, and that for convenience and because of the preference of Licensee, the parties executed this combined license and option to the Foundation Subject Matter.

3.5.

Payment Terms and Supporting Documentation. All dollar amounts for Payments Due referenced herein will refer to U.S. Dollars. Payments with designated payment dates are due and payable on or before those dates. For the avoidance of doubt, Licensee is solely responsible for bank transfer charges, including but not limited to, wire transfer fees.

3.6.	Payment Address. All payments for Payments Due will be made payable to “The Research Foundation for The State University of New York” and will be sent to the following address:

The Research Foundation for The State University of New York

Attention: Cash Management

P.O. Box 9

Albany, NY 12201-0009

United States

For Wire Transfers:

Bank: Key Bank of New York

           66 South Pearl Street

           Albany, NY 12207

Account Number: 10970107

Routing Number: ABA 0213-00077

Swift Code: KEYBUS33

Please include the following notation on all payments: “Office of Technology Licensing at Stony Brook University”

3.7.

Late Payment. In the event that any Payments Due are not timely received by Foundation when due, Licensee will pay to Foundation, in addition to such Payments Due, interest on such Payments Due computed using the lesser rate of: (i) twelve percent (12%) per annum; or (ii) the maximum rate allowable under the applicable law. Interest will be calculated from the date payment was due until payment is actually received by Foundation, inclusive.

3.8.

Foreign Charges. Royalties due for sales that occur in any country may not be reduced by any deduction of withholding, value-added taxes, fees, or other charges imposed by the government of such country, except as permitted in the definition of Net Sales.

3.9.

Licensee Responsibility for Affiliates. Licensee shall be responsible for obtaining the full compliance of its Affiliate(s) with the terms and conditions of the License. For the purposes of payments, Licensee shall be fully and solely responsible for any Payments Due to Foundation, pursuant to the terms of this Agreement, from Affiliate(s) as a result of rights granted to Licensee in this Agreement.

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4.	DUE DILIGENCE AND COMMERCIALIZATION ACTIVITIES

4.1.

Licensee and Foundation have agreed on the initial Development & Commercialization Plan in Exhibit A for Licensee’s efforts to develop, market, and commercialize the Licensed Subject Matter, Service(s) and Product(s) in the License Field.

4.2.	Upon execution of this Agreement, Licensee will, either directly or through its Affiliates, diligently proceed with implementation of the Development & Commercialization Plan.

4.3.

Licensee acknowledges and agrees that a fundamental purpose of this Agreement is to achieve development and commercialization of the Foundation Subject Matter, Services and Products in the License Field throughout the Territory, and the terms in this Section 4 constitute material terms of this Agreement. If Licensee fails to perform any of its obligations specified in this Article 4, then Foundation will have the unilateral right and option to: (i) terminate this Agreement; or (ii) modify the terms of the Agreement. This right to modify the terms, if exercised by Foundation, supersedes the rights granted in Section 2.1 of this Agreement.

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5.	SUBLICENSING

[Reserved].

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6.	PATENT PROSECUTION AND PATENT COSTS

[Reserved].

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7.	BOOKS, RECORDS, AND REPORTS

7.1.

Full and Accurate Records. Licensee will keep, and will cause its Affiliates to keep, full and accurate books and records in sufficient detail so that Licensee’s compliance with its obligations under this Agreement can be properly determined without undue delay or difficulty. Such books and records will be maintained for at least six (6) years after the Reporting Period(s) to which they relate. Books and records will include but not be limited to: accounting general ledgers; invoice/sales registers; original invoice and shipping documents; federal and state business tax returns; company financial statements; sales analysis reports; inventory and manufacturing records; distributor agreements; price lists, product catalogs, and other marketing materials; and laboratory notebooks.

7.2.

Inspection of Records. Foundation may, from time to time and at any reasonable time, not exceeding once every twelve (12) months, through an Independent Auditor as Foundation may designate, inspect the complete and unredacted books and records of Licensee, and its Affiliates, in order to verify the accuracy of any reported statement by Licensee of Payments Due or amounts paid, or to determine compliance with any other obligation(s) of Licensee under this Agreement. Licensee agrees to cooperate fully with the Independent Auditor in connection with such review.

After completion of any such inspection, Foundation will notify Licensee in writing of any discrepancies in Payments Due or amounts paid to Foundation. Such inspection will be made at the expense of Foundation, unless such inspection discloses an underpayment discrepancy of five percent (5%) or more in any calendar quarter, or if such underpayment is in excess of $5,000 for any calendar quarter or an aggregate of $10,000 for any calendar year. In such case, Licensee will be responsible for reimbursing Foundation for the inspection fee and expenses associated with such inspection within thirty (30) days after a written demand by Foundation. Licensee agrees to pay past due amounts for any deficiency error in Payments Due as determined by the Independent Auditor, including without limitation any payment deficiency since the Effective Date of the Agreement. Any underpayment as determined by the Independent Auditor will bear interest at one percent (1%) per month from the date the original payment was due. Foundation and the Independent Auditor will maintain in confidence such inspection and the resulting report. The Independent Auditor may from time to time consult the Foundation and any of its employees or Third Party counsel on questions as they relate to this Agreement. The Independent Auditor may not disclose financial or proprietary information except as required to conduct the audit, to report the results of the audit, or as otherwise permitted by this Agreement or if the information already exists in the public domain. No other confidentiality agreement will be required to conduct the audit of the Licensee’s books and records.

7.3.	Sublicensee Reports. None.

7.4.

Semi-Annual Reports. Within thirty (30) days after the end of each second and fourth calendar quarter, Licensee will provide reports containing the following information for the applicable Reporting Period: (i) the number and type of Products made by or for Licensee, and its Affiliates; (ii) the number and type of Products sold by Licensee, and its Affiliates; (iii) identification of all Products or Services that used or incorporated the Foundation Subject Matter in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease thereof; (iv) progress and status of Licensee’s, or their Affiliates efforts to carry out the Development and Commercialization Plan set forth in Exhibit A including, but not limited to, new product development, product evaluation and testing, marketing plans, sales forecasts, significant commercialization events and progress on efforts to secure government approval, if any, to commercialize Products or Services in the License Field throughout the Territory. The foregoing will be provided on a country-by-country basis ; (v) hurdles faced by Licensee, or their Affiliates efforts to carry out the Development and Commercialization Plan set forth in Exhibit A and details on efforts to overcome the hurdles. Reports shall conform to the format attached hereto as Exhibit D.

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8.	ENFORCEMENT OF LICENSED PATENTS

[Reserved].

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9.	INDEMNIFICATION AND INSURANCE

9.1.	Indemnification.

(a)

Licensee shall indemnify, defend, and hold harmless Foundation, and its trustees, officers, staff, employees, students, and agents and their respective successors, heirs, and assigns, and Stony Brook University, and its trustees, officers, staff, employees, students, and agents and their respective successors, heirs, and assigns, (the “Indemnified Parties”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnified Parties or any one of them in connection with any claims, suits, actions, demands, or judgments of Third Parties, Affiliates: (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Licensee or by an Affiliate, or agent of Licensee of any Product, process or Service relating to, or developed pursuant to, this Agreement; or (ii) arising out of any other activities to be carried out by or on behalf of Licensee pursuant to this Agreement provided that the liability, damage or loss is not attributable to the negligent activities of such Indemnified Party.

(b)

Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Foundation to defend against any actions brought or filed against any Indemnified Parties with respect to the subject of indemnity to which such Indemnified Parties are entitled hereunder, whether or not such actions are rightfully brought. Foundation will cooperate in the defense thereof, provided, however, that Foundation will have the right, but not the obligation, to control the defense, at its expense, of any such actions. Foundation and the Indemnified Parties may, at their option and expense, have their own counsel participate in any proceeding which is under direction of Licensee and will cooperate with Licensee and its insurer in the disposition of any such matter; provided, however, that if Licensee shall not defend such actions or if there exists an actual or potential conflict of interest that makes representation of Indemnified Parties or Indemnified Parties and Licensee by the same counsel or the counsel selected by Licensee inappropriate, Foundation and the Indemnified Parties shall have the right to defend such actions themselves and recover from Licensee all reasonable attorneys’ fees and expenses incurred by it during the course of such defense.

(c)

Neither Foundation, the Indemnified Parties, nor Licensee shall enter into, or permit, any settlement of any such actions without the express written consent of the other party(ies), which shall not unreasonably be withheld.

9.2.	Security for Indemnification.

(a)

At such time as any Product, process, or service relating to, or developed pursuant to, this Agreement, is commercially distributed or sold, or tested in clinical trials by or on behalf of Licensee, including by its Affiliates, Licensee shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) five million U.S. Dollars ($5,000,000.00) per incident and five million U.S. Dollars ($5,000,000.00) annual aggregate during the period that such Product, process, or Service is being tested in clinical trials prior to commercial sale, and (ii) five million U.S. Dollars ($5,000,000.00) per incident and five million U.S. Dollars ($5,000,000.00) annual aggregate during the period that such Product, process, or Service is being commercially distributed or sold, and in each case naming the Indemnified Parties as additional insureds. Such comprehensive general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under Section 9.1 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to Foundation.

(b)

The minimum amounts of insurance coverage required under this Section 9.2 shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under Section 9.1 of this Agreement.

(c)

Licensee shall provide Foundation with written evidence of such insurance upon request of Foundation. Licensee shall provide Foundation with written notice at least sixty (60) days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage by the end of such sixty (60) day period, Foundation shall have the right to immediately terminate this Agreement period without notice or any additional waiting periods.

(d)

Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Product(s), process, or Service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by or for Licensee, its Affiliates, or used by an end-user or consumer of Product; and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

(e)	Licensee shall use reasonable efforts to promptly recover amounts due to Foundation pursuant to Section 9.1.

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10.	TERMINATION

10.1.	Termination for Licensee Breach.

(a)

Licensee acknowledges and agrees that Licensee’s obligations under the following provisions are material terms of this Agreement, and Licensee’s failure to meet its obligations under these provisions will be treated as a material breach of this Agreement (“Material Obligations”): (i) obligations under Article 3 to make Payments Due to Foundation on the schedule set forth therein; (ii) obligations under Article 4 to diligently pursue and achieve commercialization activities; and (iii) obligations under Article 9 related to indemnification and insurance.

(b)

If Licensee should: (i) fail to perform any covenant, condition, or undertaking of the Material Obligations of this Agreement; or (ii) materially breach any other provision of this Agreement; then Foundation may give written notice of such default to Licensee. If Licensee should fail to cure such default within thirty (30) days of notice of such default and provide adequate assurance of future performance, then this Agreement may, at Foundation’s option, be immediately terminated upon receipt of written notice by Licensee. The date of receipt of such notice shall be governed by Section 18.5.

10.2.

Automatic Termination. This Agreement shall immediately terminate without any further action by the Foundation if Licensee: (i) ceases to attempt to carry on its business with respect to the rights granted in the Agreement; (ii) becomes insolvent; (iii) makes an assignment for the benefit of creditors; or (iv) challenges, whether as a claim, cross-claim, counterclaim or defense, the validity or enforceability of this Agreement before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction; then this Agreement may be immediately terminated without any further action by Foundation.

10.3.

Licensee’s Right To Terminate. Licensee may notify Foundation of their desire to terminate this Agreement at any time by giving Foundation sixty (60) days prior written notice. The termination will take effect on the day after such sixty (60) day period has elapsed.

10.4.

Accrued Obligations. Termination of this Agreement will not relieve Licensee, including its Affiliates, and Foundation of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Foundation hereunder prior to the time such termination becomes effective. Licensee will pay all attorneys’ fees and costs incurred by Foundation in enforcing any obligation of Licensee or accrued right of Foundation.

10.5.

Disposition of Products. Upon expiration or termination of this Agreement by Licensee or Foundation, Licensee will provide Foundation with a written inventory of all Products in process of manufacture, in use, or in stock. Licensee may dispose of any such Products within the ninety (90) day period following such expiration or termination, provided, however, that Licensee will remit any Payments Due and render reports to Foundation thereon in the manner specified herein.

10.6.	Effects of Termination. Upon termination of this Agreement for any reason,

(a)

Licensee shall cease all use of Foundation Subject Matter, and, at Foundation’s election, delete, destroy, or return all copies of the Foundation Subject Matter and documentation in its possession or control. If Foundation requests deletion and/or destruction of Foundation Subject Matter, Licensee shall provide written certification of the same.

(b)

Within ten (10) business days of expiration or termination of this Agreement for any reason, Licensee shall provide to Foundation a list of descriptions and amounts of Products on hand including, without limitation, all Products in development but not yet on the market. Within ten (10) business days of receipt of such list, Foundation shall notify Licensee of any Materials it requires to be returned, provided, or destroyed and Licensee shall comply with instructions and certify adherence to instructions within twenty (20) business days of receiving notice by Foundation. Should any Materials be provided to Foundation under this Section, such transfer shall be at Licensor’s sole expense.

10.7.

Survival. The provisions Section 1 (Definitions), , Section 7 (Books, Records and Reports), Section 9 (Indemnification and Insurance), Section 10.4 (Accrued Obligations), Section 10.5 (Disposition of Products), Section 10.6 (Effects of Termination), Section 10.7 (Survival), Section 11 (Warranty and Liability), Section 14 (Non-Use of Names), Section 17 (Confidentiality), Section 18 (Miscellaneous) and any other provisions which by their nature are inherently intended to survive will survive expiration or termination of this Agreement.

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11.	WARRANTY AND LIABILITY

11.1.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF FOUNDATION SUBJECT MATTER. ALL RIGHTS TO FOUNDATION SUBJECT MATTER PROVIDED BY FOUNDATION UNDER THIS AGREEMENT ARE PROVIDED “AS-IS”. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF FOUNDATION SUBJECT MATTER IS WITH THE LICENSEE.

11.2.

NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, SOLD, OR COMMERCIALLY TRANSFERRED, UNDER THE TERMS OF THIS LICENSE, WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

11.3.

NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES FOUNDATION EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OR ENFORCEMENT OR TO FURNISH ANY INTELLECTUAL PROPERTY, INFORMATION OR MATERIALS NOT PROVIDED IN THE FOUNDATION SUBJECT MATTER.

11.4.

IN NO EVENT WILL FOUNDATION BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THE RIGHTS GRANTED HEREIN OR THE USE OF THE FOUNDATION SUBJECT MATTER, OR PRODUCTS, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA, OR DOWNTIME, WHETHER OR NOT FOUNDATION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.5.

IN NO EVENT WILL FOUNDATION’S AGGREGATE LIABILITY TO LICENSEE, AFFILIATES, OR ANY THIRD PARTY FOR ANY CLAIMS, LOSSES, INJURIES, SUITS, DEMANDS, JUDGMENTS, LIABILITIES, COSTS, EXPENSES, OR DAMAGES, FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT), AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, EXCEED THE FEES RECEIVED BY FOUNDATION FROM LICENSEE OR ITS AFFILIATES PURSUANT TO THIS AGREEMENT. LIMITATIONS OF LIABILITY REFLECT THE ALLOCATION OF RISK BETWEEN THE PARTIES. THE LIMITATIONS SPECIFIED IN THIS ARTICLE 11 WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

11.6.	THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER FOUNDATION PROPERTY OTHER THAN THOSE RIGHTS EXPRESSLY STATED HEREIN.

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12.	ASSIGNMENT

12.1.

No part of this Agreement and the license granted hereunder may be assigned or transferred by Licensee without Foundation’s written consent, and any such assignment or delegation shall in no event relieve Licensee of its primary responsibility for the same. Any such assignment shall be conditioned on and shall not be effective until the assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of the assignor or transferor under this Agreement. Licensee will give Foundation at least thirty (30) days prior written notice of any assignment or transfer of Licensee’s business to which the license granted hereunder relates, and will provide Foundation with documentation executed by the assignee or transferee that confirms their agreement to be bound by the terms and provisions of this Agreement. Any assignment made in violation of this Section will be void ab initio.

13.	OBLIGATIONS TO FEDERAL GOVERNMENT AND OTHER SPONSORS

13.1.

The Agreement will be subject to the rights of the United States Government, if any, resulting from any funding of the Foundation Subject Matter by the United States Government. This Agreement will also be subject to the rights of any other entities that may have contributed funding to development of the Foundation Subject Matter, if any. Licensee acknowledges that such rights, if applicable to Foundation Subject Matter, may reserve to the United States Government, a royalty-free, non-exclusive, non-transferable license to practice or have practiced on its behalf any government-funded invention claimed within any associated patents or patent applications as well as other rights.

13.2.

Licensee agrees that to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Licensee and their Affiliates in the United States will be manufactured substantially in the United States unless a waiver under 35 U.S.C. Section 204 is granted by the appropriate United States government agency.

14.	NON-USE OF NAMES

14.1.

Licensee agrees that it will not use Foundation’s name or State University of New York, or Stony Brook University, or any adaptation thereof (including trademarks, logos, and symbols associated with Foundation, “State University of New York”, and “Stony Brook University”) (collectively “SUNY”), or the names of the scientists, researchers, or others employed at or with SUNY in any advertising, promotional, or sales literature without first obtaining Foundation’s prior written consent, or in the case of the names of such researchers, scientists, or employees, the prior written consent of the individuals, except that Licensee may state that it is a licensee of the Foundation.

15.	FOREIGN LAWS

15.1.

When required by local or national law, Licensee will register this Agreement, pay all costs and legal fees connected therewith, and otherwise ensure that the local and national laws affecting this Agreement are fully satisfied.

16.	COMPLIANCE WITH LAWS

16.1.

General Compliance. Licensee has the sole responsibility to ensure compliance with all applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Products or Services.

16.2.

Compliance with Export Control Laws. Licensee and Affiliates will comply with all U.S. export control laws and regulations. Except as provided in 16.2 (a) Licensee and Affiliates acknowledge that they may not directly or indirectly export, re-export , distribute or transfer any commodities, technology and technical data prohibited or restricted by the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic In Arms Regulations of the U.S. Department of State, the Office of Foreign Asset Controls of the U.S. Department of Treasury, the Assistance to Foreign Atomic Energy Activities of the U.S. Department of Energy.

(a)

Licensee Export. Licensee and Affiliates will not export, directly or indirectly,: (i) any technical data received from Foundation under this Agreement; and (ii) any Product or technical data without any applicable export license from the appropriate U.S. federal agency, subject to any exemptions or exclusions thereof. Licensee shall be solely responsible for obtaining all licenses, permits, or authorizations as required from time to time by the U.S. and any other government for any such export or re-export. Foundation makes no representation that an export license is or is not required, nor does Foundation make a representation that, if required, a license will be issued by the U.S. Department of Commerce, U.S. Department of State, U.S. Department of Energy, U.S. Department of Treasury or other appropriate governmental entity.

(b)

Licensee Disclosure to Foundation. Licensee will not disclose or transfer any export controlled technology or technical data identified on any US export control list, including, but not limited to, the Commerce Control List

(CCL) at 15 C.F.R. § 774 and the U.S. Munitions List (USML) at 22 C.F.R. § 121. In the event Licensee intends to provide Foundation with export controlled information, Licensee will inform Foundation, in writing, thirty (30) days prior to the release of export controlled technology or technical data. Licensee agrees not to provide any export controlled information to Foundation without the written authorization of Foundation.

17.	CONFIDENTIALITY

17.1.

Confidential Information. As used in this Agreement, “Confidential Information” will mean confidential or proprietary information exchanged between the parties and/or their Affiliates hereunder and relating to Foundation Subject Matter, or the performance of the obligations set forth herein, including without limitation: (i) written or other tangible information marked as confidential or proprietary; (ii) orally disclosed information that is identified as confidential and summarized in a notice delivered within thirty (30) days of the disclosure; (iii) the details of this Agreement; and (iv) information that should reasonably be considered confidential under the context in which the disclosure is made (e.g., nonpublic information and nonpublic infringement information).

17.2.

Confidentiality Obligations. Foundation, Licensee and Affiliate(s) agree to: (i) maintain the other party’s Confidential Information with the same level of care as it does its own valuable and sensitive information of a similar nature and, in any event, with not less than a reasonable degree of care; and (ii) not disclose the other party’s Confidential Information to any Third Party, without the prior written consent of the disclosing party. Each party agrees to limit its use of the other party’s Confidential Information to the purposes permitted by this Agreement. Licensee hereby agrees not to file a patent application directed to Foundation Subject Matter, without the prior written approval of the Foundation. The obligation of confidentiality under this Section 17.2 shall continue for five (5) years from the expiration or termination of this Agreement.

17.3.

Exceptions. The obligations of either party under Section 17.2 will not apply to information that the receiving party can demonstrate: (i) was in its possession at the time of disclosure and without restriction as to confidentiality; (ii) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the receiving party; (iii) has been received from a third party without restriction on disclosure and without breach of agreement or other wrongful act by the receiving party unless the receiving party should reasonably conclude that the information is Confidential Information; (iv) is independently developed by the receiving party without regard to the Confidential Information of the other party; or (v) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority; provided, however, the receiving party shall: (a) give disclosing party, to the extent possible, advance notice prior to disclosure so the disclosing party may contest the disclosure or seek a protective order; and (b) limit the disclosure to the minimum Confidential Information that is legally required to be disclosed.

17.4.

Injunctive Relief. The parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Article 17 may cause irreparable harm without adequate remedy at law. Upon any such breach or threatened breach, Licensee or Foundation will be entitled to injunctive relief to prevent the other party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies. Nothing in this Section will limit any other remedy available to either party.

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18.	MISCELLANEOUS

18.1.

Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted. The parties consent to the exclusive personal jurisdiction of the state and federal courts of the State of New York.

18.2.

Entire Agreement. This Agreement, including any Exhibits or attachments hereto, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. None of the terms or provisions of this Agreement may be altered, modified, or amended except by the execution of a written instrument signed by the parties hereto.

18.3.

Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or unenforceability of the remaining provisions hereof. The term or provision held invalid or otherwise unenforceable shall be deemed modified to the extent necessary, consistent with the controlling body of law, to render such term or provision enforceable, preserving to the fullest permissible extent the intent and agreements of the parties.

18.4.	Construction. Both parties contributed equally to the drafting of all parts of this Agreement and agree to all of the terms herein. Both parties reviewed this Agreement thoroughly prior to execution.

18.5.

Notices. All notices, requests, consents, and other communications to be provided under this Agreement must be in writing and will be delivered in person or sent overnight delivery by a nationally recognized courier or by certified or registered mail, return receipt requested, to the addresses provided below, and will be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier, or five (5) days after mailing by registered or certified mail:

If to Licensee, to:

Jonathan Javitt, MD, MPH

Chief Executive Officer

NeuroRx, Inc.

913 N. Market Street, Suite 200

Wilmington, DE 19801

Email: jjavitt@neurorxpharma.com

If to Foundation, to:

Stony Brook University

Office of Technology Licensing and Industry Relations

N5002 Frank Melville Jr. Memorial Library

Stony Brook, New York 11794-3369

Attn: Director

18.6.

No Waiver. No delay in exercising any right or remedy will constitute a waiver of any right or remedy. Neither Party shall be deemed to have waived the exercise of any right that it holds under this Agreement unless such waiver is made in writing and signed by duly authorized representatives of the Parties.

18.7.

Patent/Copyright Marking. As required by law, Licensee will mark, and will cause its Affiliates to mark, all Products and/or Services that are manufactured or sold under this Agreement with: (i) the number of each issued patent under the Licensed Patents or copyright that applies to such Product or Service, if any; or (ii) the word ‘patent’ or the abbreviation ‘pat.’ or copyright © together with an address of a posting on the Internet, accessible to the public without charge for accessing such address, that associates such Product or Service with the number of the issued patent or identification of the copyright holder, if any.

18.8.

Independent Parties. This Agreement will not be construed as creating a relationship of employment, agency, partnership, joint venture, or any other form of legal association between Licensee and Foundation. The relationship between the parties shall never be construed to be that of employer-employee. Neither party has any power to bind the other party or to assume or to create any obligation or responsibility on behalf of the other party or in the other party’s name.

18.9.

No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns and, except as provided in Section 9, this Agreement shall not otherwise be deemed to confer upon or give to any other Third Party any right, claim, cause of action, or other interest herein.

18.10.

Force Majeure. Neither party will be liable for failure or delay of fulfillment of all or part of this Agreement, directly or indirectly owing to acts of nature, governmental orders or restriction, war, warlike conditions, revolution, riot, looting, strike, lockout, fire, flood, epidemic, pandemic, or any other cause or circumstances beyond the parties’ control.

18.11.	Headings. The headings of the articles and sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

18.12.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, either party’s signature to a copy of this Agreement will be deemed a signature to, and may be attached to, any other identical copy of the Agreement. Facsimile or electronic signatures will be as binding and effective as original signatures.

18.13.

Xerographic or Electronic Copies. The parties agree that any xerographically or electronically reproduced copy of this fully-executed agreement has the same legal force and effect as any copy bearing original signatures of the parties.

18.14.	Cumulative Rights. Any specific right or remedy provided in this Agreement will not be exclusive but will be cumulative of all other rights and remedies.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

NEURORX, INC.		THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK

By:	/s/ Jonathan Javitt, MD, MPH	By:	/s/ Donna Tumminello
	Jonathan Javitt, MD, MPH		Name: Donna Tumminello
	Title: Chief Executive Officer		Title: Associate Director, Office of Technology Licensing and Industry Relations, The State University of New York at Stony Brook

Second Reviewer Name:
Title:

Date: Sept. 1 , 2020		Date: 9/1 , 2020

EXHIBIT A:

Development & Commercialization Plan:

NeuroRx Clinical Study Protocol Dated June 1, 2020 (attached).

Clinical Study Protocol

RLF-100 for the Treatment of Critical COVID-19 with Respiratory Failure

Protocol: RLF100-001

Principal Investigator	Name: Dushyantha Jayaweera, MD

Title: Professor of Medicine Institution: University of Miami, Miller School of Medicine

Study Sponsor	NeuroRx, Inc.
913 North Market Street, Suite 200
Wilmington, DE 19801
Study Chair	Jonathan C. Javitt, MD, MPH

IND Number	IND 149152
Phase	Phase 2b/3
IRB Approved

Version	V.4.2
Date	1 September 2020

Copyright NeuroRx, Inc. ©2020 All Rights Reserved

1.	SYNOPSIS

Name of Investigational Product:	RLF-100

Name of Active Ingredient:	Aviptadil

Reference Product(s):	Vasoactive Intestinal Polypeptide (synthetic)

Title of Study:	RLF-100 for the Treatment of Critical COVID-19 with Respiratory Failure

Phase of Development:	Phase 2b/3

Study Site(s):	Multi Center: University of Miami, UC Irvine, Houston Methodist, and others

Total Participant Number:	Primary Cohort: 144 subjects with Critical COVID-19 on mechanical ventilation, non-invasive ventilation or high flow rate nasal cannula at minimum 20L flow and 50% FIO2 for <8 days

Study Duration:	28-day total follow-up

Background and Rationale:	The research to be conducted under this protocol references Phase 1 research conducted under IND 52,088 in which Vasoactive Intestinal Polypeptide (VIP) has previously shown suggestions of efficacy in the treatment of ARDS related to sepsis, pulmonary arterial hypertension and other respiratory disorders.

Objectives:	To demonstrate the efficacy of RLF-100 in improving survival and reducing respiratory distress / requirement for mechanical ventilation in patients with Critical (NIH/FDA definition) COVID-19 receiving maximum standard of care other than extracorporeal membrane oxygenation (ECMO).

Endpoint(s):	Primary Outcome Measure:
Composite endpoint requiring each of the following to be met:
1) Resolution of respiratory failure by Day 10, and
2) Alive Day 28.
Key Secondary Measure:
3) Time to resolution of respiratory failure, expect to see advantage by Day 10
Secondary Outcome Measures:
4) Respiratory Distress while on mechanical ventilation:
Blood PaO2/FiO2 ratio [Time Frame: enrollment through extubation]
5) Oxygenation Index
6) Improvement in chest x-ray
7) NIAID Ordinal Scale for Clinical Improvement
8) NIAID Area under the curve (AUC)
Other Outcome Measures:
9) Survival lifetable
10) Time in ICU
11) Time on mechanical ventilation
12) Time on any ventilation
13) Time to extubation
14) Time to discharge alive
15) Multi-organ failure free days
16) IL-6, TNFα and other inflammatory markers

Page | 2

Study Design:	Patients with Critical COVID-19 who are receiving Maximal Standard of Care (SOC) therapy that includes non-invasive high pressure or mechanical ventilation will be randomized to intravenous Aviptadil + Maximal SOC vs. Placebo + Maximal SOC, escalating from 50 pmol/kg/hr to 150 pmol/kg/hr.

Inclusion Criteria:

1)  Primary Cohort: Critical COVID-19 (test positive in past 7 days) with respiratory failure by NIH/FDA definition requiring either mechanical ventilation, non-invasive ventilation or high flow rate nasal cannula at minimum 20L flow and 50% FIO2. No more than 7 days of mechanical ventilation.

2) Physician commitment to maximum Standard of Care as deemed necessary

Exclusion criteria:	1) Pregnancy
2) Age <18 years
3) Mechanical ventilation for more than 7 days in primary cohort. Mechanical ventilation>21 days in the exploratory cohort
4) Mean Arterial Pressure < 65 mm Hg with use of pressor per ICU protocol
5) Irreversible condition (other than COVID-19) with projected fatal course
6) ECMO
7) Current or recent (within 30 d) enrollment in another investigational trial of anti-IL6 drug or immunomodulator drug;
8) Active diagnosis of Acquired immune deficiency syndrome;
9) Transplant patients currently immunosuppressed;
10) Chemotherapy-induced neutropenia (granulocyte count <1000/mm3);
11) Cardiogenic shock; congestive heart failure – NYHA Class 3 or 4;
12) Recent myocardial infarction – within last 6 months and troponin > 0.5
13) Anuria (urine output < 50 ml/d) or other signs of multi-organ failure
14) Severe liver disease with portal hypertension or bilirubin 4.0 or higher;
15) Recent stroke or head trauma within last 12 months
16) Increased intracranial pressure, or other serious neurologic disorder;
17) Liquid Diarrhea more than 3x/day; defined as more than 3 non-bloody watery stools within a 24-hour period, requiring additional fluid and electrolyte supplementation

Safety Assessments:	A safety analysis was conducted by the Data Monitoring Committee at 30 patients. All patients will be surveilled for Serious Adverse Events (SAE). All SAEs will be reported to independent Data Safety Monitoring Board and to FDA

Dosage, Route of Administration, and Schedule:	Three escalating doses of RLF-100 (Aviptadil): 50, 100, and 150 pmol/kg/hour or placebo administered over 12 hours via IV infusion on successive days. If side effects cannot be managed with ICU protocol, dose reduced or halted.

Statistical Methods:	Primary endpoint (composite) will be displayed by a 2x2 table and analyzed using a logistic regression analysis containing 4 pre-defined baseline covariates and randomized treatment group (primary) and a two-sided chi square test (secondary). Time to event outcomes will be displayed by a Kaplan Meier lifetable and analyzed by a two-sided log rank test. Ordinal and continuous outcomes will be assessed by mixed model repeated measures through Day 28. Maximal signal is expected by Day 10. The primary analysis will be based on the modified intent-to-treat (mITT) population.

Sample Size Calculation:	Assuming a 25% success percent in the placebo group and a 50% success percent in the RLF-100 group, for a chi square test with two-sided 5% Type 1 error and 80% power, the sample size to detect a 25% absolute improvement in the composite endpoint (from 25% to 50%) is 144 subjects in the primary analysis group (2:1 randomization favoring the RLF-100 group). A 25% absolute improvement is the composite success percent (25% to 50%) is deemed to be clinically meaningful.

Page | 3

Interim Analyses	An interim look for safety and futility will be conducted once the first 30 randomized subjects complete Day 7. A second interim look for safety, futility, and efficacy will be conducted once 81 subjects complete Day 28. An α spend is incorporated into the projected sample size to account for the two looks.

Maintenance of Study Blind	Investigational drug will be administered in identical infusion bags, labeled by the hospital research pharmacist who is the only unblinded member of the study site. ICU personnel are entirely masked as to treatment assignment, as are patients. Even in the event of unintentional unblinding because of differential efficacy or safety of the investigational medicinal products (drug and placebo), the randomization scheme prevents staff from knowing the next treatment assignment. Moreover, the primary and declared secondary endpoints are not subject to interpretation by ICU staff.

Page | 4

2.	CONTACT INFORMATION

Role in Study	Name	Telephone / Email
National Co-Chairs	Dushyantha Jayaweera, MD Jihad Georges Youssef, MD	djayawee@med.miami.edu jgyoussef@houstonmethodist.org

Sponsor Study Chair	Jonathan Javitt, MD, MPH	202-340-1352 jjavitt@neurorxpharma.com

Biostatistician	Philip Lavin, PhD, FASA, FRAPS	Phil_lavin@hotmail.com

Chair, Independent Data Safety Monitoring Board	Prof. Alfred Sommer, MD, MHS	asommer@jhu.edu

Rest of Page Left Intentionally Blank

Page | 5

3.	PROTOCOL SIGNATURE PAGE

I have read this protocol and agree to adhere to the requirements. I will provide copies of this protocol and all pertinent information to the study personnel under my supervision. I will discuss this material with them and ensure they are fully informed regarding the conduct of the study according to 21 CFR parts 50, 54, 56 and 812, 45 CFR 46, to GCP, as described in ICH guideline E6 and to hospital Institutional Review Boards.

Clinical Site Investigator Signature	Date

Clinical Site Investigator Printed Name

Investigator-Sponsor Signature	Date

Investigator-Sponsor Printed Name

Page | 6

4.	TABLE OF CONTENTS

1. SYNOPSIS		2

2. CONTACT INFORMATION		5

3. PROTOCOL SIGNATURE PAGE		6

4. TABLE OF CONTENTS		7

5. LIST OF ABBREVIATIONS		9

6. INTRODUCTION		10

6.1	EXECUTIVE SUMMARY	10
6.2	DEFINITION OF CRITICAL COVID-19	10
6.3	RLF-100 EXPERIMENTAL THERAPY IN COVID-19	11
6.4	AVIPTADIL BACKGROUND	11
6.5	CLINICAL RATIONALE	11

7. OBJECTIVES		11

7.1	PRIMARY OBJECTIVE	11
7.2	SECONDARY OBJECTIVE	12

8. STUDY DESIGN		12

8.1	OVERVIEW	12
8.2	DESIGN	12
8.3	NUMBER OF PARTICIPANTS	12
8.4	STUDY DESIGN	13
8.5	RLF-100 TREATMENT PROTOCOL	14
8.6	ANTICIPATED RISK	14

9. SELECTION OF SUBJECTS		14

9.1	STUDY POPULATION	14
9.2	INCLUSION CRITERIA	15
9.3	EXCLUSION CRITERIA	15

10. RECRUITMENT, CONSENT & ENROLLMENT		15

10.1	RECRUITMENT & CONSENT PROCEDURES	15
10.2	OBTAINING INFORMED CONSENT	15
10.3	PROTECTING CONFIDENTIALITY	16
10.4	HIPAA COMPLIANCE	16
10.5	STANDARD OF CARE SUPPORT	16
10.6	POPULATION BIAS	16
10.7	ENROLLMENT	16
10.8	RANDOMIZATION PROCEDURES	17
10.9	PROCEDURE FOR MAINTAINING THE BLIND	17

11. TREATMENT OF SUBJECTS		17

11.1	MAXIMAL STANDARD OF CARE	17
11.2	PROPER STANDARD OF CARE (SOC) MANAGEMENT PRINCIPLES	17
11.3	PLACEBO	18
11.4	DOSING REGIMEN	18
11.5	POTENTIAL SIDE EFFECTS OF DRUG THERAPY	18

12. ASSESSMENT OF SAFETY		18

12.1	SERIOUS ADVERSE EVENTS	18
12.2	DEFINITION OF ADVERSE EVENTS	18
12.3	DEFINITION OF A SERIOUS ADVERSE EVENT	18
12.4	RELATIONSHIP TO STUDY DRUGS	19
12.5	RECORDING OF ADVERSE EVENTS	19
12.6	REPORTING OF ADVERSE EVENTS	19
12.7	REPORTING OF SERIOUS ADVERSE EVENTS	19

13. ASSESSMENT OF EFFICACY		19

Page | 7

13.1	DATA COLLECTION	19
13.2	MAINTENANCE OF BLINDING	20
13.3	PRIMARY EFFICACY ENDPOINT	20
13.4	KEY SECONDARY ENDPOINT	20
13.5	ASSESSMENTS OF ENDPOINTS	20

14. STATISTICAL ANALYSIS		21

14.1	STATISTICAL DESIGN AND ANALYSES	21
14.2	SAMPLE SIZE CALCULATION	21
14.3	STUDY POPULATIONS	22
14.4	STATISTICAL METHODS	22
14.5	INTERIM ANALYSIS, FUTILITY/SAFETY	23

15. HYPOTHESIS TESTS		23

15.1	TREATMENT COMPARISONS	23
15.2	PRIMARY HYPOTHESIS	24
15.3	PRIMARY EFFICACY ENDPOINT: COMPOSITE SUCCESS	24
15.4	KEY SECONDARY EFFICACY ENDPOINT: TIME TO RESOLUTION OF RESPIRATORY FAILURE	24
15.5	SECONDARY EFFICACY ENDPOINT: BLOOD PAO2/FIO2 RATIO (WHILE ON MECHANICAL VENTILATION)	24
15.6	SECONDARY EFFICACY ENDPOINT: OXYGENATION INDEX	24
15.7	SECONDARY EFFICACY ENDPOINT: IMPROVEMENT IN CHEST X-RAY	24
15.8	SECONDARY EFFICACY ENDPOINT: NIAID 8-POINT SCALE AND AREA UNDER THE CURVE	24
15.9	SECONDARY EFFICACY ENDPOINT: SURVIVAL	25
15.10	OTHER EFFICACY ENDPOINTS: ICU, VENTILATIONS, EXTUBATION, AND DISCHARGE	25
15.11	OTHER EFFICACY ENDPOINT: MULTI-SYSTEM ORGAN FAILURE	25
15.12	LABORATORY EFFICACY ENDPOINTS: INFLAMMATORY MARKERS	25
15.13	OVERALL SAFETY ENDPOINTS	25

16. SOURCE DATA & DOCUMENTS		25

16.1	SOURCES OF RESEARCH MATERIALS	25
16.2	CASE REPORT FORM	25
16.3	PATIENT IDENTIFICATION	25
16.4	GENERAL CLINICAL DATA	26
16.5	LUNG INJURY / ARDS DATA	26
16.6	LABORATORY DATA	26
16.7	VITAL SIGNS, RESPIRATORY AND HEMODYNAMIC DATA	26
16.8	MEDICAL THERAPY DATA	26
16.9	PHARMACOKINETIC SAMPLING	26
16.10	BLOOD SAMPLING	26

17. STUDY MONITORING		27

17.1	STUDY MONITORING	27
17.2	DATA SAFETY AND MONITORING	27
17.3	MEDICAL MONITOR	28
17.4	AUDITS AND INSPECTIONS	28
17.5	INSTITUTIONAL REVIEW BOARD	28

18. ETHICAL CONSIDERATIONS		28

18.1	ETHICAL CONSIDERATIONS	28
18.2	ETHICAL CONDUCT OF THE STUDY	28
18.3	INFORMED CONSENT	28

19. DATA HANDLING & RECORD KEEPING		29

19.1	DATA CAPTURE	29
19.2	DATA COLLECTION	29
19.3	RETENTION OF RECORDS	29
19.4	USE OF INFORMATION AND PUBLICATION POLICY	29

20. REFERENCES		30

21. APPENDIX A; SCHEDULE OF EVENTS		33

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List of Tables

No Tables Included

List of Figures

Figure 1 Study Schema	13
Figure 2 Study Dosing	14

5.	LIST OF ABBREVIATIONS

AA	Amino Acid
ALI	Acute Lung Injury
ARDS	Associated Acute Respiratory Distress Syndrome
COVID-19	Corona Virus Disease 2019
ECMO	Extracorporeal membrane Oxygenation
ED	Erectile Dysfunction
EMR	Electronic Medical Record
Fas	Cell Surface Death Receptor
HCl	Hydrogen Chloride
ICU	Intensive Care Unit
ITT	Intent-to-Treat
IL	Interleukin
IND	Investigational New Drug
IV	Intravenous
SOC	Maximal Intensive Care
MERS	Middle East Respiratory Syndrome
MMRM	Mixed model repeated measures
RDR	Respiratory Distress Ratio
SOC	Standard of Care
SAE	Serious Adverse Events
SARS	Severe Acute Respiratory Syndrome
SARS-CoV-2	SARS-Coronavirus 2
TNFα	Tumor Necrosis Factor Alpha
VIP	Vasoactive Intestinal Peptide

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6.	INTRODUCTION

6.1	Executive Summary

RLF-100 (aviptadil) is a synthetic form of Vasoactive Intestinal Polypeptide (VIP), a ubiquitous, naturally synthesized human peptide with extensively documented anti-inflammatory, anti-cytokine cascade properties. Prior sponsors have been granted investigational new drug (IND) status by the US FDA and the EMEA for the use of aviptadil in Acute Respiratory Distress Syndrome (ARDS), Acute Lung Injury (ALI), Pulmonary Fibrosis, and Sarcoidosis. In conjunction with phentolamine, intracavernous aviptadil (InvicorpTM) has been marketed in Europe for 20 years by Evolan SE for the treatment of erectile dysfunction (ED) with no record of serious adverse events (SAE). At least five well-controlled studies have been conducted for the use of aviptadil in chronic lung conditions. RLF-100 is known to have potent anti-cytokine activity in numerous non-clinical models of ARDS and ALI and has shown early evidence of efficacy in preserving life in patients with ARDS. A phase 1 safety trial of aviptadil was conducted in eight patients with sepsis-related ARDS, who had an expected 50% mortality rate. Seven patients demonstrated clinical benefit based on improved blood oxygenation and were successfully withdrawn from advanced life support. Six of those patients survived long term and left the hospital, with one succumbing to an unrelated myocardial infarction at week 3. These results demonstrate in a small sample size that aviptadil significantly reduced expected mortality in patients with ARDS (mortality reduction of p<.01 vs historical controls). We propose RLF-100 (aviptadil) for the treatment of Critical COVID-19.

6.2	Definition of Critical COVID-19

In May 2020, FDA defined Critical COVID-19 to be used in clinical trials and disease staging as follows:

Critical COVID-19	• Positive testing by standard RT-PCR assay or an equivalent test
• Evidence of critical illness, defined by at least one of the following:
• Respiratory Failure defined on resource utilization requiring at least one of the following:

•   Endotracheal intubation and mechanical ventilation, oxygen delivered by high-flow nasal cannula (heated, humidified, oxygen delivered via reinforced nasal cannula at flow rates > 20 L/min with fraction of delivered oxygen ≥ 0.5), noninvasive positive pressure ventilation, ECMO, or clinical diagnosis of respiratory failure (i.e., clinical need for one of the preceding therapies, but preceding therapies not able to be administered in setting of resource limitation)

• Shock (defined by systolic blood pressure <90 mmHg, or diastolic blood pressure <60 mmHg or requiring vasopressors)
• Multi-organ dysfunction/failure

Note that treatment with ECMO, mean arterial pressure <65 mmHg on pressors, and Multi-organ failure are exclusion criteria for this protocol

Acute Lung Injury in COVID-19 is characterized by progressive failure of corporeal oxygenation, attributed on large part by SARS-CoV-2 infection of Alveolar Type II cells (Mason 2020). Extensive nonclinical studies document that 70% of VIP in the body binds to receptors on the Alveolar Type II cell, where VIP is known to block cytokine production and upregulate production of surfactant.

Severity of COVID is associated with and graded by a progressively worsened state of oxygenation. This is seen in the PaO2/FIO2 ratio, which reflects the status of oxygenation for patients on high pressure oxygen and mechanical ventilation. In patients breathing room air, disease severity is assessed by SpO2. Many patients with Critical COVID meet the clinical definitions of Acute Respiratory Distress Syndrome (ARDS). However, there is increasing recognition that respiratory distress in COVID-19 has different characteristics than ARDS in the setting of bacterial sepsis and other common presentations of ARDS.

The pathologic hallmark of COVID-19 lung injury is diffuse alveolar damage, vascular endothelium damage, and damage to the surfactant-producing type II cells which results in loss of the integrity of the alveolar-capillary barrier, transudation of protein-rich fluid across the barrier, pulmonary edema, and hypoxemia from intrapulmonary shunting. Typically, patients who have progressed to Critical COVID-19 require care in an intensive care unit (ICU). The mortality rate is approximately 50%. Deaths usually result from multisystem organ failure rather than lung failure alone.

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6.3	RLF-100 Experimental Therapy in COVID-19

Under this protocol, patients with Critical COVID-19 will be randomly allocated to intravenous RLF-100, Aviptadil, with the aim to support pulmonary alveolar function, combat the cytokine-induced inflammation, improve blood oxygenation, and reduce mortality.

6.4	Aviptadil Background

Aviptadil (vasoactive intestinal peptide; VIP) is an abundant biologically active peptide endogenous in humans as well as in other species. It is produced by neurons in the peripheral and central nervous system, by endocrine cells such as pituitary lactotrophs, cells of the endocrine pancreas as well as T-lymphocytes, and B-lymphocytes. This natural peptide is one of the signal molecules of the neuroendocrine-immune network comprising vasodilation, anti-proliferative, anti-inflammatory, and immuno-suppressive features. Aviptadil is predominantly localized in the lungs and a vast body of experimental, pharmacological as well as clinical evidence suggests Aviptadil to be an attractive candidate as a treatment option for acute pulmonary disorders.

Endogenous aviptadil is synthesized from a precursor molecule which contains 170 amino acids and is processed to its biologically active form via a signal peptidase in the endoplasmic reticulum and finally cleaved by prohormone convertases and by carboxypeptidase-B like enzymes to functional Aviptadil comprising the following 28 amino acids: His-Ser-Asp-Ala-Val-Phe-Thr-Asp-Asn-Tyr-Thr-Arg-Leu-Arg-Lys-Gln-Met- Ala-Val-Lys-Lys-Tyr-Leu-Asn-Ser-Ile-Leu-Asn.

Aviptadil was first identified in the intestine and then in the central and peripheral nervous systems and has since been recognized as a widely distributed neuropeptide, acting as a neurotransmitter and neuromodulator in many organs and tissues, including heart, lung, thyroid gland, kidney, immune system, urinary tract and genitals.

The widespread distribution of aviptadil is correlated with its involvement in a wide variety of physiological activities including smooth muscle relaxation, increased cardiac output, bronchodilation, immune-modulation, inhibition of smooth muscle cell proliferation, anti-apoptosis, neurotropic effects, and some differential effects on secretory processes in the gastrointestinal tract and gastric motility.

The rationale for the current application can be summarized as follows: aviptadil attenuates, delays or prevents ALI in various experimental models of ARDS, both in isolated lungs as well as in vivo. Aviptadil protects the heart and other vital organs against oxidative injury and has anti-inflammatory activity against a variety of inflammatory mediators and is anti-apoptotic.

6.5	Clinical Rationale

Given by intravenous infusion in appropriate concentrations, aviptadil has been shown in clinical trials to have a manageable safety profile with no observed SAEs to date that would rise to the level of a black box warning.

7.	OBJECTIVES

7.1	Primary Objective

The primary objective of this study is to test the hypothesis that RLF-100 + maximal standard of care (SOC) improves survival and resolves respiratory failure (see Section 6.2) in patients with Critical COVID-19 compared to those treated with placebo + maximal SOC, in both cases not including ECMO.

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7.2	Secondary Objective

The key secondary objective is to test the hypothesis that RLF-100 decreases respiratory failure as defined by the FDA May 2020 respiratory failure definition (see Section 6.2).

8.	STUDY DESIGN

8.1	Overview

This study, RLF100-001, is a multi-center, randomized double-blind, placebo-controlled phase 2 trial, comparing RLF-100 + Maximal SOC to placebo + Maximal SOC. Aviptadil or placebo will be administered as a 12-hour IV infusion one thee consecutive days. Primary endpoints will be measured at ten (10) days post infusion with 28 days of follow-up. Patients with Critical COVID-19 infection will be screened. Informed consent will be obtained from the patient or a responsible party. Once entered into the study, participants will be randomized in a 2:1 ratio of IV RLF-100 + maximal SOC vs. placebo + maximal SOC. Once enrolled, patients assigned to receive RLF-100 will be given in three (3) doses of i.v. infusion, each dose given over 12-hour period at the same time on consecutive days, in escalating doses from 50pmol/kg/hr to 150 pmol/kg/hr of RLF-100. The primary outcome to be measured following RLF-100 infusion is the composite endpoint of “free of respiratory failure at 10 days and alive at 28 days.”. The declared secondary outcome to be measured following RLF-100 infusion will be Time to resolution of respiratory failure. Respiratory failure is defined as resource-based according to the FDA May 2020 respiratory failure definition (see Section 6.2). Thirteen other efficacy endpoints are also to be evaluated in support of multi-dimensional efficacy.

8.2	Design

Randomized, prospective, double-blind, placebo-controlled trial of RLF-100 + maximal SOC vs. Placebo + maximal SOC therapy in patients with Critical COVID-19.

Following informed consent, patients will be randomized and administered either placebo or escalating doses of RLF-100 from 50 pmol/kg/hour IV to 150 pmol/kg/hour as three (3) 12 hour infusions each at the same time of day on subsequent study days 1, 2, and 3. Vital signs and telemetry will be monitored throughout the infusion and for 48 hours after completion of all 3 infusions.. Pulmonary, cardiovascular, hepatic, CNS, renal, and coagulation functions will be assessed daily for 5 days, and plasma levels of aviptadil and selected cytokines will be measured.

The primary efficacy outcome is a pre-defined composite success endpoint based on milestones achieved during the 28-day follow-up; the secondary outcomes will include oxygenation levels and severity of organ dysfunction as well as other hospital-based outcome measures.

The composite endpoint is defined as follows and requires both of the following success criteria to be met:

•	Resolution of respiratory failure (no mechanical or non-mechanical ventilation or high-flow nasal O2) by Day 10, and

•	Alive Day 28.

The endpoint rationale is to include the FDA required 28-day all-cause survival outcome plus a resolution of respiratory failure (no mechanical or non-mechanical ventilation or high-flow nasal O2) by Day 10, indicative of respiratory recovery.

8.3	Number of Participants

Initially, randomization will result in 14 participants to receive RLF-100 + SOC and 7 participants to receive placebo + SOC in the primary efficacy cohort comprised of patients who meet enrollment criteria and have been on mechanical ventilation for <8 days (including zero days for those not on mechanical ventilation). The total number of participants may expand to 165 patients (110 drug/55 placebo) if there are acceptable efficacy and safety profiles at the interim analyses. The analysis at 21 patients will be

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unblinded so this cohort will not be part of the final analysis but will be included in a supportive analysis since results remain confidential. Thus, the sample size for analysis purposes well be 144 patients for the primary analysis and 165 patients for the supportive analysis.

8.4	Study Design

Figure 1 shows a graphical schema of the RLF100-001 protocol study design.

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Day 1: RLF-100: 50pmol/kg/hr Infusion
Continue to Monitor Vitals, EKG
At 2 h: Check BP
Check ABG I, Serum, Electrolytes,
Side Effects per ICU protocol
(i.e. no additional radial artery draw)
Yes
Watery Diarrhea expected in 20%, consider immodium, FMS, monitor for fluid and electrolyte loss. Slow infusion at physician option. Do not escalate dose if > 1 liter diarrhea per infusion
If no unmanageable side effects, continue infusion for 12 hrs
Day 2: RLF-100: 100 pmol/kg/hr Infusion
Continue to Monitor Vitals, EKG
At 2 h: Check BP
Check ABG I, Serum, Electrolytes,
Side Effects per ICU protocol
(i.e. no additional radial artery draw)
Yes
Yes
Watery Diarrhea expected in 20%, consider immodium, FMS, monitor for fluid and electrolyte loss. Slow infusion at physician option. Do not escalate dose if > 1 liter diarrhea per infusion
If no side effects, continue Infusion for 12 hrs
Day 3: RLF-100: 150 pmol/kg/hr Infusion
Continue to Monitor Vitals, EKG
At 2 h: Check BP
Check ABG I, Serum, Electrolytes,
Side Effects per ICU protocol
(i.e. no additional radial artery draw)
Yes
Watery Diarrhea expected in 20%, consider immodium, FMS, monitor for fluid and electrolyte loss. Slow infusion at physician option. Do not escalate dose if > 1 liter diarrhea per infusion
If no side effects, continue Infusion for 12 hrs
End Infusion after 12h
Yes
Reduced MABP > 10-13 mm Hg
a) Manage per ICU protocol/SOC If not clinically acceptable
b) Slow infusion 50%
BP Normal Continue Infusion
BP Still clinically unacceptable
Decrease to previous dose if warranted
STOP
Stop if BP still unacceptable
Yes

Figure 2: Protocol RLF-100-001 Study Flow Chart

8.5	RLF-100 Treatment Protocol

Figure 2 shows a graphical flow chart of the RLF100-001 protocol study design.

Note: If a determination is made to slow down the infusion rate by 50% - the next infusion would still be applied at the next 24-hour period. (E.g. if infusion was started at 8:00 AM and it runs for 18 hours, the next infusion should still take place at 8:00 AM the following day.) If infusion is halted, patient remains in the study. Physician can dose next day at last well-tolerated dose for a maximum of 3 doses.

8.6	Anticipated Risk

Reported adverse events for intravenous aviptadil include hypotension, tachycardia, facial flushing and watery diarrhea. If this were to develop, the infusion would be slowed or stopped until resolved. See Flow Chart (Figure 2 above).

9.	SELECTION OF SUBJECTS

9.1	Study Population

The trial will be conducted in hospitalized patients with Critical COVID-19 by FDA/NIH criteria (section 6.2.) Subjects must meet all the inclusion and none of the exclusion criteria to be qualified to participate in this study.

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9.2	Inclusion Criteria

All patients entered this trial will have the diagnosis of Critical COVID-19. Subjects will be observed for a 1 to 24-hour period, during which time all inclusion criteria must be met. If all criteria are met once (not necessarily simultaneously), the patient will be enrolled and randomized to receive the study drug or placebo within 12 hours of the following entry criteria being fulfilled:

1)	Critical COVID-19 with respiratory failure by NIH/FDA definition requiring either mechanical ventilation, non-invasive ventilation, or high flow rate nasal cannula at minimum 20L flow and 50% FIO2.

2)	Physician commitment to maximal Standard of Care treatment – as deemed necessary

3)	Primary cohort: patients with less than 8 days of exposure to mechanical ventilation, non-invasive ventilation, or high flow rate nasal cannula at a minimum of 20L flow and 50% FIO2.

9.3	Exclusion Criteria

1)	Pregnancy

2)	Age <18 years

3)	Mechanical ventilation for more than 7 days in primary cohort.

4)	Mean Arterial Pressure < 65 mm Hg with use of pressors per ICU protocol

5)	Irreversible condition (other than COVID-19) with projected fatal course

6)	ECMO

7)	Current or recent (within 30 d) enrollment in another investigational trial of anti-IL6 drug;

8)	Active diagnosis of Acquired immune deficiency syndrome;

9)	Transplant patients currently immunosuppressed;

10)	Chemotherapy-induced neutropenia (granulocyte count <1000/mm3);

11)	Cardiogenic shock; congestive heart failure – NYHA Class 3 or 4;

12)	Recent myocardial infarction – within last 6 months and current troponin > 0.5

13)	Anuria (urine output < 50 ml/d) or other signs of multi-organ failure

14)	Severe liver disease with portal hypertension; Bilirubin ≥4.0

15)	Recent stroke or head trauma within last 12 months

16)	Increased intracranial pressure, or other serious neurologic disorder;

17)	Liquid Diarrhea more than 3x/day; defined as more than 3 non-bloody watery stools within a 24- hour period, requiring additional fluid and electrolyte supplementation

10.	RECRUITMENT, CONSENT & ENROLLMENT

10.1	Recruitment & Consent Procedures

All admissions to the intensive care unit will be screened for fulfillment of inclusion criteria by the Principal Investigator. Patients are inherently unable to give consent in this setting. The PI or PI’s designee will seek consent from the patient’s responsible party, after explaining the procedure and consent form, approved by all participating sites. It should be noted that one feature of the COVID-19 pandemic is that non-patients are barred from hospital premises. Therefore, informed consent from responsible parties will generally be obtained telephonically and signature will be obtained via an SMS text message or otherwise compliant consent systems (e.g. REDCAP). Consent will be documented by a witnessed, consent form, to be kept on file together with telephonic signature. This does not preclude a site from obtaining consent via paper, if such arrangements can be made, e.g. fax. Should the patient regain ability to consent, consent will be sought accordingly.

10.2	Obtaining Informed Consent

IRB-approved written informed consent forms (ICF) will be obtained from the responsible party of all subjects before any protocol-specified procedures are carried out. For entry into the study, all inclusion criteria must be met, and none of the exclusion criteria can be met. All signed ICF forms will be logged and kept in locked research cabinets or other restricted electronic system under the supervision of the local Site PI and available for audit upon request.

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10.3	Protecting Confidentiality

Any information obtained in this study will be treated as confidential and will be safeguarded. The data will be coded and kept in a secure location. When published, the results of the study will be in a form that does not identify any of the patients. In compliance with federal regulations, the records of the study will be available to representatives of the Food and Drug Administration.

10.4	HIPAA Compliance

The study will be compliant with the Health Insurance Portability and Accountability Act (HIPAA), which protects the privacy and security of healthcare information. All personal identifying information (PII) will be securely stored and only accessible to healthcare providers and authorized personnel only.

10.5	Standard of Care Support

Supportive treatment in the ICU, including antibiotics, oxygen, mechanical ventilation, blood pressure-supporting medications, and all other standard of care interventions as needed, will be continued, regardless of participation in the study.

10.6	Population Bias

For unknown reasons, males are affected by severe COVID-19 symptoms twice (2X) as often as are females. It is likely that the enrollment in this trial will be consistent with that gender difference. There is no evidence to suggest that RLF-100 will be differently tolerated based on race.

10.7	Enrollment

The total number of participants in the primary cohort (mechanical ventilation at enrollment <8 days) will be 144 patients (96 drug/48 placebo). A safety analysis will be conducted by the independent DSMB based on unblinded, unmasked data upon completion of 7-day data collection in 30 patients. DSMB meeting minutes will be recorded and provided to FDA. If the decision is made to continue the study beyond 30 patients, the next interim analysis will be performed once 81 subjects complete the Day 28 evaluation for a safety and futility determination. Based on the results of this second determination, the study may continue enrollment to 144 subjects.

An additional exploratory cohort of 30 patients (20 drug/10 placebo) will be enrolled at selected study sites to include patients who have had between 8 – 21 days of exposure to mechanical ventilation. The DSMB will perform an efficacy and futility analysis when approximately 81 patients have completed 28 days of follow up.

If the two-sided p-value at the time of the interim analysis is 0.01 in favor of efficacy, then the study will stop for superiority. If the conditional power, under the alternative hypothesis is less than 10%, then the study will stop for futility. , where t = 81/144 and p is the current one-sided p-value. The one-sided p-value to stop if the interim analysis occurs at exactly 81 patients will be 0.5949. This stop is non-binding and the DSMB will have the ability to continue if they see a positive signal in a secondary endpoint. The final p-value for efficacy will be adjusting to account for the efficacy evaluation, using the method of Schoenfeld. If the analysis occurs at exactly 81 patients, that two-sided p-value would be 0.045955.

The sample size calculation (See Section 12.2 below) of 144 subjects (2:1 allocation favoring the RLF-100 group) is required to detect a 25% absolute increase in the composite success percent for the RLF-100 group (assuming 50% success) and the Standard of Care Group (assuming 25% success) with 83% power and two-sided 5% Type 1 error accounting for the group sequential design using the Schoenfeld method.

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10.8	Randomization Procedures

Randomization will be on a 2:1 basis with a random block size of 3 or 6; in the event of multiple sites, a centralized randomization will be used. Subjects will be stratified according to RDR (<200 mmHg, >200 mmHg) and previous anti-viral therapy for COVID-19 (none, any).

Using this method, even if site personnel believe they can tell the difference between clinical reaction to RLF-100 vs. placebo, they have no possibility to guess what the next allocation will be.

10.9	Procedure for Maintaining the Blind

Investigational drug will be delivered in identical infusion syringes, labeled by the hospital research pharmacist who is the only unblinded member of the study site. ICU personnel are entirely blinded, as are patients. Even in the event of unintentional unblinding because of differential efficacy of drug and placebo, the randomization scheme prevents staff from knowing the next treatment assignment. Moreover, the primary and declared secondary endpoints are not subject to interpretation by ICU staff.

11.	TREATMENT OF SUBJECTS

11.1	Maximal Standard of Care

All patients entered in the trial receive Maximal Standard of Care treatment and support, including fluids, antibiotics, vasoactive agents, non-invasive or mechanical ventilation, hemodialysis, surgery and other supportive measures, as indicated, except for extra-corporeal membrane oxygenation (ECMO). The need for ECMO will be considered a treatment failure on the basis that the lung has been deemed incapable of supporting adequate metabolic function. Decisions regarding the use of intravenous fluids, cardiovascular and respiratory support, and surgical intervention are made by each patient’s attending physician and are not dictated by the study protocol. At the completion of the three 12-hour infusions, patients are followed up for the 28 days or until discharged from the hospital, whichever comes sooner. An attempt will be made to follow all patients for 28 days even after discharge, but it will not be practical during the Corona Pandemic either to bring patients back for post-discharge visits or to make home visits. Death while on life support vs. death following discharge from mechanical ventilation will be tracked separately. Discharge from mechanical ventilation means that the treating physicians have deemed the patient capable of breathing without the need for mechanical ventilation. A death that occurs because life support has been withdrawn in the absence of this determination will be recorded as death while on life support.

11.2	Proper Standard of Care (SOC) Management Principles

Management principles are similar despite different etiologies. Oxygenation must be maintained, and the underlying cause of acute lung injury corrected. Meticulous attention is necessary to prevent nutritional depletion, O2 toxicity, superinfection, barotrauma, and renal failure, which may be worsened by intravascular volume depletion. While the diagnosis is being considered, life-threatening hypoxemia must be treated with a high FiO2 and monitored with repeated arterial blood gases or noninvasive oximetry. Prompt endotracheal intubation with mechanical ventilation and PEEP may be needed to deliver O2 if hypoxemia is refractory to O2 inhalation by face mask or nasal cannula. Despite the presence of alveolar edema, IV fluids should be given if needed to restore peripheral perfusion, urine output, and BP. Monitoring vascular volume is crucial because both hypovolemia and overhydration are deleterious. Physical findings and central venous pressure may be misleading in critically ill patients undergoing mechanical ventilation, and if severe hypoxemia persists, if skin perfusion is poor, if mentation is impaired, or if urinary output decreases (< 0.5 mL/kg/h), a reliable index of intravascular volume is needed immediately.

ECMO is a lifesaving modality that may be used when mechanical ventilation is unable to support life. However, the availability of ECMO is limited and decisions to allocate ECMO resources to patients are likely to be based on broader triage concerns. Therefore, ECMO is not considered part of SOC for the purposes of this study and the decision to escalate care to ECMO will be considered a treatment failure for the purpose of this study on the grounds that it signifies a determination that the lung is unable to support life even with mechanical ventilation.

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11.3	Placebo

A normal saline placebo will be supplied by the hospital pharmacy in a labeled container indistinguishable from active drug.

11.4	Dosing Regimen

The escalating dosing regimen for RLF-100 is shown in Figure 2. Each infusion is planned for 12 hours duration, however, the infusion (either drug or placebo) may be slowed by up to 50% (for an 18-hour total infusion time) at the discretion of the site personnel if side effects cannot be managed to a clinically-acceptable level by the institution’s ICU protocol or SOC. Monitoring of vital signs and other safety measurements will be ongoing and decisions relating to dose-reduction or cessation will be based on the evaluation of these parameters.

11.5	Potential Side Effects of Drug Therapy

Signs and symptoms to look for: facial flushing, tachycardia, hypotension, diarrhea. These will be monitored for the duration of the infusion, and for 12 h afterward, by blood pressure and heart telemetry measurements and patient observation. One identified side-effect of Aviptadil infusion is watery diarrhea. As noted above, non-bloody watery diarrhea > 3x/day requiring additional fluids and electrolyte supplementation is an enrollment exclusion. If watery diarrhea is observed during infusion, the infusion rate should be first reduced by 50% to relieve symptoms. If symptoms persist cease IV infusion.

12.	ASSESSMENT OF SAFETY

12.1	Serious Adverse Events

Measurement of serious adverse events (SAE) will be the basis for assessing safety of RLF-100. All SAE’s will be recoded on an IRB approved SAE Report Form. The SAE Report Form will include the exact nature of the event and the circumstances of the subject at the time of the event, in addition to the usual information required to document AEs or SAEs. Data on all the above will be collected on separate eCRF pages. The latest version of the AE dictionary, MedDRA, will be used for the classification and analysis of AEs entered in the study database. For regulatory reporting, SAEs will be coded using MedDRA.

12.2	Definition of Adverse Events

An adverse event (AE) is any untoward medical occurrence in a clinical study subject administered a medicinal (investigational or non-investigational) product. An AE does not necessarily have a causal relationship with the treatment. An AE can therefore be any unfavorable and unintended sign (including an abnormal finding), symptom, or disease temporally associated with the use of a medicinal (investigational or non-investigational) product, whether or not related to that medicinal (investigational or non-investigational) product. (Definition per ICH). AEs will be classified as drug-related, possibly drug-related, or non-drug related by the study safety monitor.

12.3	Definition of a Serious Adverse Event

The following criteria define a Serious Adverse Event:

1)	Death

2)	Life-threatening event

3)	Persistent or significant disability/incapacity

If a serious and unexpected AE occurs for which there is evidence suggesting a causal relationship between the study drug and the event (e.g., death from anaphylaxis), the event must be reported as a serious and unexpected suspected adverse reaction even if it is a component of the study endpoint (e.g., all-cause mortality). In addition, the following variables will be collected for SAEs:

•	Date AE met criteria for SAE

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•	Date investigator became aware of SAE

•	Explanation of seriousness of this AE

•	Date of hospitalization

•	Date of discharge

•	Probable cause of death

•	Date of death

•	Autopsy performed

•	Causality assessment in relation to study procedure(s)

•	Causality assessment in relation to study drug

•	Causality assessment in relation to other medication

•	Description of AE

12.4	Relationship to Study Drugs

Adverse events and SAEs will be collected from the time of signature of informed consent throughout the treatment period. The investigator will assess the causal relationship (i.e., the relationship to study treatment) between the investigational product and the AEs and answer “yes” or “no” to the question “Do you consider that there is a reasonable possibility that the event may have been caused by the investigational product?”. For SAEs, causal relationship will also be assessed.

12.5	Recording of Adverse Events

Abnormal and clinically significant lab values will be reported as AEs if they fulfill any of the SAE criteria or are the reason for discontinuation of treatment with the study drug. The principal investigator and the study biostatistician will establish the rules for what will constitute abnormal and clinically significant lab values based on established site-specific lab normal ranges. Adverse events, including abnormal lab values (clinically significant and clinically non-significant), will be review monthly for trends by the principal investigator and the medical monitor. Should any abnormal lab values exceed acceptable rates, the FDA will be notified within regulatory timelines. Wherever possible, the reporting investigator will use the clinical, rather than the laboratory term (e.g., anemia versus low hemoglobin value).

12.6	Reporting of Adverse Events

All relevant AEs and special reporting situations, whether serious or non-serious, will be reported from the time a signed and dated Informed Consent Form (ICF) is obtained until completion of the subject’s last study-related procedure. All events that meet the definition of a SAE will be reported as SAEs, regardless of whether they are protocol-specific assessments. All AEs, regardless of seriousness, severity, or presumed relationship to study drug, must be recorded using medical terminology in the source document and the eCRF. Whenever possible, diagnoses will be given when signs and symptoms are due to a common etiology. The sponsor assumes responsibility for appropriate reporting of AEs to the regulatory authorities.

12.7	Reporting of Serious Adverse Events

Reportable SAEs will be sent to the FDA by the sponsor. When a SAE is discovered, it will be reported immediately (within 24 business hours) to the Medical Monitor. Serious adverse events will be reported within 24 business hours of the site’s knowledge of the event to the IRB, Sponsor, Medical Monitor, and study site investigators.

13.	ASSESSMENT OF EFFICACY

13.1	Data Collection

Data will be collected via the electronic medical record (EMR) or other hospital information system and ICU telemetry systems. Once collected, data will be transferred by study personnel to the Target Health

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electronic data capture system, which has been audited by FDA in connection with multiple drug approvals. GCP will be observed throughout, using the quality system in place at Target Health, LLC. Extensive data not already defined in this protocol will be available for analysis via the EMR and telemetry systems.

13.2	Maintenance of Blinding

Investigational drug will be delivered in infusion syringes, labeled by the hospital research pharmacist who is the only unblinded member of the study site. ICU personnel are entirely masked as to treatment assignment, as are patients. Even in the event of unintentional blinding because of differential efficacy of drug and placebo, the randomization scheme prevents staff from knowing the next treatment assignment. Moreover, the primary and declared secondary endpoints are not subject to interpretation by ICU staff.

13.3	Primary Efficacy Endpoint

The composite primary endpoint is consistent with the original stated objective of the study and informed by recent FDA input (Reference ID: 4613030 NeuroRx, Inc.) in which FDA recommended proportion of patients alive and free of respiratory failure at day 28. The endpoint is further informed by recent FDA guidance not released at the time of study inception.1

•	Component 1: Resolution of respiratory failure by Day 10, and

•	Component 2: Alive at Day 28

The best estimate for the composite endpoint success rate is 50% for the drug group and 25% for the placebo group. This preserves the hypotheses numbers to be tested relative to the original protocol.

13.4	Key Secondary Endpoint

In the findings of the study’s Data Monitoring committee held July 14, 2020, the DMC counseled the use of a primary endpoint that would measure the difference in area under the curve, thereby using “all the data” available to establish a difference between drug and placebo. Sponsor explained Division’s preference for fixed endpoints and DMC suggested that the lifetable analysis of time to resolution of respiratory failure be included as a key secondary endpoint.

13.5	Assessments of Endpoints

Composite Endpoint

The composite endpoint requires each of the following to be met:

•	Resolution of respiratory failure (no mechanical or non-mechanical ventilation or high-flow nasal O2) by Day 10.

•

Alive Day 28: Patient death is defined as asystole. Data will be collected on whether the death occurred after withdrawal of care and, if so, the reason for withdrawal of care. Patient death is most likely to occur where the patient was hospitalized. Data will be collected on whether the death occurred after withdrawal of care and, if so, the care withdrawal reason.

Index of Respiratory Distress

The PaO2/FiO2 ratio shall be calculated from the continual telemetry data obtained from the ICU information system and arterial blood gas (ABG) for patients while on mechanical ventilation. This variable is not useful after O2 on mechanical ventilation has been reduced because the ratio is reduced even though oxygenation is already improving. In the absence of an arterial line, ABG’s will be collected only when medically indicated.

[1]	Statistical Considerations for Clinical Trials During the COVID-19 Public Health Emergency June 2020

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Oxygenation Index

The Oxygenation index is defined as:

Inflammatory Markers

TNFα and other cytokine studies will be performed by the central lab. Note that these are not declared efficacy or safety endpoints

NIAID 8-point scale

The NIAID 8-point scale will be used as a measure of recovery from Critical COVID-19.

Improvement in Chest x-ray

Chest x-ray images will be collected (1) pre-treatment, (2) 48-96 hours post start of infusion, (3) 1 week ±2 days post start of infusion, and (4) two weeks ± 2 days post start of infusion, provided the patient is still hospitalized. All x-rays will be read by a blinded radiologist panel and scored according to the Rapid Assessment of Lung Edema (RALE) score (Warren 2017).

Clinical decision to terminate mechanical ventilation

Study research personnel will collect all available data regarding the clinical decision-making that guides removal mechanical ventilation in relation to clinical deterioration or lack of clinical response (e.g. change in status to comfort measures, poor prognosis for recovery, allocation of resources in a pandemic setting, etc.).

Additional data to be collected

Because of the unique nature of this study and the circumstances under which it is being conducted, at FDA’s request, sponsor will collect all data regarding the use of experimental therapeutic agents (e.g. hydroxychloroquine, IL-6 inhibitors, and other topics of interest) and deliver those data to FDA for further analysis. Sponsor will make this analysis data set available to the broader scientific community as well. NIAID Scores will also be collected daily through hospital discharge and weekly through Day 28. In addition, time to resolution of respiratory failure, time in ICU, time on mechanical ventilation, time to extubation, time to discharge, multi-organ failure-free days, and inflammatory markers will be collected.

14.	STATISTICAL ANALYSIS

14.1	Statistical Design and Analyses

All analyses will be pre-specified in a Statistical Analysis Plan to be finalized with FDA prior to database lock.

A group sequential design will be employed with one interim analyses for futility and efficacy (n=81). An unblinded analysis will also occur 21 patients for possible study redesign. These 21 patients will not be part of the primary analysis but will be included in a confirmatory analysis since their data were kept confidential.

All calculations will be performed using SAS statistical software, version 9.3 or later, and StatXact, version 10 or later. All efficacy and safety data will be displayed in tables and listings separately for each treatment group. Post-Text TLFs will be provided in collated electronic MS Word .rtf files (i.e. table columns and rows appear in MS Word Table format).

The statistical analyses of the study will be conducted in a GCP environment (ICH E6).

All patient data will be collected via the electronic medical record and in-house ICU telemetry systems. Dedicated research personnel will extract data to a de-identified study database for statistical analysis.

14.2	Sample Size Calculation

The sample size calculation of 144 subjects (2:1 allocation favoring the RLF-100 group) is required to

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detect a 25% absolute increase in the composite success percent for the RLF-100 group (assuming 50% success) and the SOC group (assuming 25% success) with 83% power and two-sided 5% Type 1 error accounting for the group sequential design using the method in Schoenfeld.

14.3	Study Populations

The intent-to-treat (ITT) population will be based on all randomized patients receiving any study treatment. ITT will be analyzed as randomized.

The safety population will be based on all randomized patients receiving any study treatment. Safety will be analyzed as treated.

The modified intent-to-treat (mITT) population will exclude untreated patients as well as ineligible patients; this will be the primary efficacy population.

The per protocol (PP) population will further exclude patients with major protocol deviations inclusive of, but not limited to, going on another therapy which would have made them ineligible for the study as well as those with a major protocol deviation as judged by an independent Biostatistics Dara Review Meeting (BDRM).

14.4	Statistical Methods

Continuous variables, e.g., blood pressure, respiratory rate, tidal volume, organ function measurements will be summarized by mean ± standard deviation, median, and range. Categorical variables, e.g., lung injury score, chest X-ray findings, will be summarized by frequency and corresponding % incidence.

Evaluation of the primary endpoint (composite) will be analyzed by a pre-defined logistic regression model to include age (<65, >65 years), baseline NIAID score (2, >2), RDR (<200 mmHg, >200 mmHg), previous anti-viral therapy for COVID-19 (none, any). and treatment as covariates; the method of Firth will be used to estimate unbiased treatment effects while controlling for these four baseline covariates. Ordinal and continuous outcomes will be assessed by mixed model repeated measures (MMRM) through Day 28. Maximal signal is expected by 10 days. The primary analysis will be based on the modified intent-to-treat (mITT) population. A Biostatistics Data Review Meeting will be conducted at study completion to determine final mITT population membership.

Two pre-planned interim analyses will be conducted (n=30 for safety, n=81 for safety and futility). Should enrollment be increased to 144, there will be 83% power to assess the primary endpoint Evaluation of the secondary endpoint, RCR, will be conducted by a mixed model repeated measures (MMRM) assuming unstructured covariance symmetry with sensitivity analyses to cover early withdrawals; in the event that the unstructured covariance structure does not converge, then an autoregressive (1) structure will be tried, and if that does not work, then a Toeplitz structure will be tried.

Time to event outcomes will be displayed using Kaplan-Meier lifetables to account for censoring in the estimation of the Day 28 outcomes; Greenwood’s formula will be used to estimate Day 28 all-cause survival; time to event endpoints will be analyzed according to a stratified (RDR [<200 mmHg, >200 mmHg], previous anti-viral therapy for COVID-19 [none, any]) logrank test, while time to resolution of respiratory failure and survival will also be analyzed using a proportional hazard model with the same four pre-defined covariates as for the primary efficacy endpoint; SAS PROC PHREG will be used to estimate unbiased treatment effects while controlling for the above four baseline covariates.

For other endpoints, MMRM will be used based on available data as well as imputing outcomes for subjects after death or worsening condition, e.g. ECMO or death, using last observation carried forward (LOCF). Time to (alive) hospital discharge will be displayed descriptively.

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The NIAID score will be displayed over time. The area under the curve will also be calculated and compared using an unpaired t-test. Patients dying prior to Day 28 will be carried through Day 28 as being dead.

14.5	Interim Analysis, Futility/Safety

Upon completion of observations through Day 7 for the first 30 subjects, an unmasked/unblinded analysis will be performed for the independent DSMB in order to assess safety. Safety determinations will entail a review of AEs and SAEs by the independent Data Safety and Monitoring Board in consultation with FDA. Based on this evaluation, the DSMB/FDA will decide whether to permit adding additional study sites and enrolling additional patients.

The second interim analysis will be assessed for safety, futility, and efficacy once 81 subjects complete Day 14. Futility will be defined as no composite endpoint success percent advantage of RLF-100 over placebo when a 25% absolute advantage is expected. The study may be stopped for safety or futility (seeing a conditional power ~10%). The study may be stopped for superiority (two-sided p=0.01).

Secondary efficacy analyses will include the overall distribution of time to resolution of respiratory failure.

The DSMB will advise regarding the favorable benefit/risk associated with early efficacy with safety.

15.	HYPOTHESIS TESTS

15.1	Treatment Comparisons

Hierarchical testing will be used to preserve the Type 1 error associated with multiple endpoints (per FDA guidance). The testing order follows with two-sided p=0.046 required to continue testing for label claims:

Primary Outcome Measure:

Composite endpoint requiring each of the following to be met:

1)	Resolution of respiratory failure by Day 10, and

2)	Alive Day 28.

Key Secondary Measure:

3)	Time to resolution of respiratory failure, expect to see advantage by Day 10

Secondary Outcome Measures:

4)	Respiratory Distress while on mechanical ventilation:
Blood	PaO2/FiO2 ratio [Time Frame: enrollment through extubation]

5)	Oxygenation Index

6)	Improvement in chest x-ray

7)	NIAID Ordinal Scale for Clinical Improvement

8)	NIAID Area under the curve (AUC)

Other Outcome Measures:

9)	Survival lifetable

10)	Time in ICU

11)	Time on mechanical ventilation (to end of last mechanical ventilation)

12)	Time on ventilation (to end of last ventilation)

13)	Time to extubation (to end of last intubation)

14)	Time to discharge alive (to end of last hospitalization)

15)	Multi-organ failure free days

16)	TNFα and other inflammatory markers

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15.2	Primary Hypothesis

The null hypothesis (H0) is that there is no difference in the composite endpoint success rate (SR) while the alternative hypothesis (Ha) is that there is a RLF-100 advantage in the composite endpoint success rate:

H0: SRRLF-100<SRPLA

Ha: SRRLF-100>SRPLA

A 25% absolute improvement in the success rate is deemed to be clinically meaningful. A 25% success rate is expected for Placebo + Maximal SOC while a >50% success rate is expected for RLF-100 + Maximal SOC.

15.3	Primary Efficacy Endpoint: Composite Success

The primary outcome measurement is the composite endpoint which is a binary success/fail endpoint where both components must be met to declare success. Patients must have Day 28 follow-up to be declared a success.

15.4	Key Secondary Efficacy Endpoint: Time to Resolution of Respiratory Failure

Time to resolution of respiratory failure is defined as the latter of going off all ventilation and off high-flow O2. A Kaplan-Meier lifetable will be generated; a stratified logrank test and a proportional hazard model will be run to include the four previously stated endpoint covariates. Resolution will be considered to be the event.

15.5	Secondary Efficacy Endpoint: Blood PaO2/FiO2 Ratio (while on mechanical ventilation)

Blood PaO2/FiO2 ratio is measured at every 24 hours with additional endpoint determinations through cessation of mechanical ventilation. Time to normalization will be evaluated; this endpoint will also be analyzed using MMRM.

15.6	Secondary Efficacy Endpoint: Oxygenation Index

The Oxygenation Index is measured at every 24 hours and 28 days post intubation with additional endpoint determinations through cessation of mechanical ventilation. Time to normalization (last SaO2 value >95%) will be evaluated; this endpoint will also be analyzed using MMRM.

15.7	Secondary Efficacy Endpoint: Improvement in Chest x-ray

The RALES score will be ascertained by a blinded radiologist panel. The percent with improvement in chest x-ray over time will be independently determined by the panel. Percents improving will be compared using a two-sided Fisher Exact test while the RALES score distribution over time will be evaluated using MMRM.

15.8	Secondary Efficacy Endpoint: NIAID 8-point Scale and Area Under the Curve

The NIAID 8-point scale will be used as a measure of overall recovery from Critical COVID-19. The area under the curve (AUC) will be computed from all available NIAID data through Day 28 including death; in addition, MMRM will be run for all available NIAID data through Day 28.

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15.9	Secondary Efficacy Endpoint: Survival

Survival is defined as not having died as ascertained from the medical record. If death occurs post discharge and prior to Day 28, study personnel will attempt to obtain a death certificate but may not succeed in the current emergency. A Kaplan-Meier lifetable will be generated; a stratified logrank test and a proportional hazard model will be run to include the four previously stated endpoint covariates. All deaths from any cause are included in the survival analysis; the 28-day all-cause survival will be estimated from the Kaplan-Meier lifetable.

15.10	Other Efficacy Endpoints: ICU, Ventilations, Extubation, and Discharge

Kaplan-Meier lifetables will be generated for each of the time to last ICU release, time to last going off ventilation and mechanical ventilation, and time to extubation. Time to alive discharge will be a descriptive statistic (mean, SD, range) for the subset alive at discharge.

15.11	Other Efficacy Endpoint: Multi-system Organ Failure

The days free of multi-system organ failure will be computed; organs include sepsis, blood, brain, heart, liver, and kidneys. Written guidelines for specific organ failure will be separately generated prior to database lock. The days free of multi-system organ failure will be assessed using the Schoenfeld method.

15.12	Laboratory Efficacy Endpoints: Inflammatory Markers

The secondary laboratory outcome measures are TNFα, IL6, and other inflammatory markers as measured in the central laboratory.

15.13	Overall Safety Endpoints

All safety results will be presented separately for each treatment group. Safety endpoints will include adverse events (AE), vital signs (VS), and relevant clinical chemistries and hematology parameters. Safety and tolerability will be assessed using two-sided Fisher Exact tests to compare RLF-100 vs. Placebo. Mean changes from randomization baseline will be displayed for each serum chemistry and hematology parameter as well as the shift; unpaired t-tests will be used to compare RLF -100 vs. Placebo at designated study times. In addition, paired t-tests will be performed for the change from randomization baseline within each study treatment group.

16.	SOURCE DATA & DOCUMENTS

16.1	Sources of Research Materials

The following source data and documents will be collected. All blood samples, except those taken for cytokine and arachidonate metabolite level monitoring, which would be part of this investigation, would be obtained in the normal course of clinical care of these patients as described above.

16.2	Case Report Form

The Case Report Form (CRF) is an integral part of the study and subsequent reports. The CRF must be used to capture all study data recorded in the patient’s medical record. The CRF must be kept current to reflect patient status during the study. Only a patient screening and randomization number will be used to identify the patient.

16.3	Patient Identification

Patient name, medical record number, age, gender, height, weight, ethnic background, residence address with zip code will be collected.

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16.4	General Clinical Data

Primary diagnosis, coexisting diagnoses / conditions, hospital length of stay and outcome will be collected.

16.5	Lung Injury / ARDS Data

PaO2/FiO2 ratio; PEEP/CPAP; peak, mean & plateau pressures; compliance (dynamic and quasi-static); tidal volume; respiratory rate; minute ventilation, lung injury score, chest X-ray findings will be collected.

16.6	Laboratory Data

Arterial blood pH, PCO2, PO2; electrolytes (Na, K, Cl, HCO3); renal function (BUN, serum creatinine); glucose, albumin & total plasma proteins; liver function tests; blood cell count; coagulation profile; lactic acid and D-Dimer will be collected.

16.7	Vital Signs, Respiratory and Hemodynamic Data

Blood pressure (systolic, diastolic, mean), heart rate, respiratory rate, cardiac output/cardiac index, pulmonary artery (PA) wedge pressure, systolic, diastolic & mean pressures (if PA catheter is in place), right atrial/central venous pressure, systemic and pulmonary vascular resistance, systemic 02 delivery, daily urine output, daily fluid intake will be collected.

16.8	Medical Therapy Data

Antibiotics (type and days of use), fluids, RBC transfusions, vasopressors and inotropes, sedation or analgesia, neuromuscular blockade, nutritional therapy will be collected.

The therapeutic milieu for RLF100-001 – ICU-type settings during the COVID-19 pandemic – requires a thoughtful and practical approach to the capture of concomitant medications in clinical studies. Specifically, the capture of relevant concomitant medications is required under three circumstances:

1. As part of a relevant medical history entry, where relevant medical history is defined as relating to an inclusion or exclusion criteria;

2. As part of an AE entry, for agents administered in response to the AE; and

3. Agents of interest, namely Biotin, IL6, antiviral therapies, steroids, nitric oxide, epoprostenol (Flolan), pressors (e.g., norepinephrine, epinephrine, Vasopressin), paralytics, anticoagulants, convalescent plasma, and tocilizumab (Actemra) and other immunomodulators.

Please note there is a unique dedicated CRF page for capturing concomitant use of convalescent plasma – no need for a duplicate entry on a concomitant medication form.

Furthermore, sites will be asked to report unusual circumstances in their ICU that require medical therapy that can negatively affect the prognosis of a patient, e.g. emergence of treatment resistant bacteria leading to high mortality.

16.9	Pharmacokinetic Sampling

The pharmacokinetics of intravenous Aviptadil are well understood and do not require revalidation in this study.

16.10	Blood Sampling

Blood samples are obtained for biochemical, electrolyte, and hematologic profiles per ICU protocol. Blood samples for cytokine (TNF-alpha, IL-6, which correlate with the inflammatory response and with mortality levels are obtained before, at 2 hours and at 12 hours, and then daily on day 5, day 7 and day 28 or day of discharge. Leukotrine E4 (urine) and Plasma VIP levels are checked at the same intervals to ensure the delivery of the peptide into the circulation. Plasma is separated within 30 min, frozen and stored at -70 C until the assays are performed, by specific radio-immunoassays or ELISA. Additionally, D-Dimer may be added when available.

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LABORATORY VISIT SCHEDULE FOR PROTOCOL RLF100–001

NeuroRx, Inc.

VISIT NAME		DAY1/DAY2/DAY3	DAY5/DAY7/EOS
VISIT TYPE (RQ=Required, Opt=Optional, U=Unscheduled)		U	U
OCCURRENCE		–	–
KIT TYPE		T-1	T-2
Group Name(s)	Specimen Type
CYTOKINES	Serum		x
CYTOKINES PRE	Serum	x
CYTOKINES 2HR	Serum	x
CYTOKINES 12HR	Serum	x
Service(s)
VASOACTIVE INTSTNL POLYPEPTIDE	Plasma	x	x
LEUKOTRIENE E4 URINE	Urine	x	x

x	Mandatory testing

17.	STUDY MONITORING

17.1	Study Monitoring

The study sites have been evaluated by the sponsor in conjunction with the CRO to determine suitability for the proposed study. Information reviewed included, but was not be limited to, facility details and site capabilities, past performance in similar studies, investigator, and staff experience, ongoing studies at the site, projected enrollment in this study, and FDA or other agency audit findings. Prior to subject enrollment, a virtual study initiation visit will be completed by video conference to ensure the following: IRB approval has been obtained and documented prior to subject screening, the investigators and study personnel are appropriately trained and clearly understand the study, the investigators and study personnel accept the obligations incurred in undertaking this clinical investigation.

Periodic remote monitoring visits will be made in accordance with the approved monitoring plan at all active study sites throughout the clinical study to assure that the investigator obligations are fulfilled, and all applicable regulations and guidelines are being followed. These visits will assure that the facilities are still compliant with study requirements, the protocol and investigational plan are being followed, the IRB has been notified of approved protocol changes as required, complete records are being maintained, appropriate and timely reports have been made to the sponsor and the IRB, and the site Investigator is executing all agreed activities. Given the public health crisis, these visits will done via virtual means and specific monitoring arrangements with each site.

17.2	Data Safety and Monitoring

All results from this study will be reviewed by a Data Safety and Monitoring Committee, chaired by Prof. Alfred Sommer, MD, MHS, Dean Emeritus of the Bloomberg School of Public Health. Membership of this committee will include: a clinician specialist in Critical Care Medicine, a biostatistician, and a lay patient advocate. The committee will critique the progress of the trial, carefully examine any incidents of adverse reactions, and may suggest appropriate revisions in the protocol. DSMB functions include, among others, ongoing assessment of masked data to determine whether any of the treatment arms show increased risk for AEs.

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17.3	Medical Monitor

The Medical Monitor will review and approve the eligibility of all screened subjects, review all AEs, assess the benefits and risks of protocols on an ongoing basis, and work in collaboration with the IRB and DMC to identify safety signals and trends. In addition, the Medical Monitor will be available for site questions regarding inclusion/exclusion criteria, protocol conduct, and safety. Trained and qualified physicians will be available to provide coverage during times when the medical monitor is unavailable. Sites will be provided with the Medical Monitor’s cell phone number for emergency situations. Otherwise, sites are instructed to contact the Medical Monitor through email. All critical conversations with sites will be documented by the Medical Monitor and reviewed periodically by the sponsor. Each month the Medical Monitor will receive a listing of protocol violations for review and identification of possible trends.

17.4	Audits and Inspections

Contracts with study sites will specify that sponsor or its representatives will have direct access to source data and documents for study monitoring, which may be done through virtual/electronic means. Additionally, the IRB and FDA may review source data following appropriate guidelines for this process.

17.5	Institutional Review Board

The study protocol and any amendments will be reviewed by the Advarra Institutional Review Board (IRB). The IRB will review the informed consent form, their updates (if any), and any written materials given to the participants. IRB approval will be obtained and documented prior to subject enrollment and screening. Before study initiation, the investigator must have written and dated approval from the IRB for the protocol, consent form, subject recruitment materials/process (e.g., advertisements), and any other written information to be provided to subjects. The investigators will provide the IRB with reports, updates, and other information (e.g., Safety Updates, Amendments, and Administrative Letters) according to regulatory requirements and Institution procedures. A detailed list of required regulatory documents, to be submitted to the sponsor, will be sent upon final approval of the protocol.

18.	ETHICAL CONSIDERATIONS

18.1	Ethical Considerations

Anticipated benefits to participants and others: There are at present no satisfactory specific treatments for ARDS, or multiple organ dysfunction. Based on a large body of experimental work, there is reason to expect that RLF-100 (aviptadil) may prove effective in increasing survival rates in COVID-19 patients with ARDS, as well as increasing blood 02, reducing organ failure and reducing cytokine cascades.

Anticipated risks to participants and others: The only anticipated risks are due to the side-effects noted above of hypotension, tachycardia and watery diarrhea. Aviptadil has been evaluated in 4 species toxicology studies and the LD50 is more than 50x the exposure contemplated in this trial.

18.2	Ethical Conduct of the Study

This study will be conducted in accordance with the ethical principles that have their origins in the Declaration of Helsinki, in compliance with the approved protocol, GCP, and applicable regulatory requirements.

18.3	Informed Consent

The patient’s legally authorized representative (LAR) must be capable of understanding the nature of this study and its potential risks, discomforts, and benefits. Study physicians or their delegate will obtain consent after they have fully explained the study purpose and procedures, and the LAR has demonstrated an understanding of the protocol, willingness to participate, and competency to consent. The investigator or their delegate must ensure that subjects are clearly and fully informed about the purpose, potential risks,

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and other critical issues regarding clinical trials in which they volunteer to participate. Preparation of the site-specific consent form is the responsibility of the site Principal investigator and must include all elements required by CFR 21 Part 50.25 and the IRB.

19.	DATA HANDLING & RECORD KEEPING

19.1	Data Capture

An investigator is required to prepare and maintain adequate and accurate case histories designed to record all observations and other data pertinent to the investigation on everyone treated with the investigational product or entered as a control in the investigation.

19.2	Data Collection

No manual data collection is anticipated in the ICU. Data will be extracted from the EMR and other sources by hospital clinical research staff in a HIPAA-compliant, de-identified manner and transferred to the study database.

19.3	Retention of Records

The investigator must retain investigational product disposition records, case report forms, and source documents for the maximum period required by applicable regulations and guidelines, or in accordance with institution procedures, and at least for 10 years. This is study practice in the study sites.

19.4	Use of Information and Publication Policy

All publications will be reviewed by the sponsor for accuracy before submission to peer-reviewed journals or scientific meetings. Abstracts will be submitted for review at least 10 days before submission, and publications should be submitted for review at least 30 days before submission. The study will be posted to Clinicaltrials.gov, and results will be reported in accordance with Clinicaltrials.gov guidelines.

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21.	APPENDIX A; SCHEDULE OF EVENTS

		Day 1		Day 2		Day 3		Day 4,5,6,7	Day 5	Day 6	Day 8-end of Hospitalizatio	EofS
Procedures	Screening	1st Dose[a]	During infusion	2nd Dose[a]	During infusion	3rd Dose[a]	During infusion	Follow- Up	Follow- Up	Follow- Up	Follow-Up	Follow-Up D28 or day of discharge
Informed Consent Process	X
Evaluation of Exclusion & Inclusion Criteria	X
Medical History/Demographics	X
Confirm Eligibility and Randomization		X
Vital Signs (Pulse, Respirations)[b]	X	X	Xb	X	Xb	X	Xb
Blood Pressure[c]	X	X		X		X
Weight	X	X		X		X		X	X	X	X	X
CNS Assessment	X	X				X		X	X	X	X	X
IV Administration of Study Drug		X	X	X	X	X	X
ICU Telemetry: ECG		X		X		X
PaO2/FiO2 Ratio if intubated	X	X		X		X		X	X	X	X	X
CBC (Complete Blood Count with Differential & Platelets)	X	X		X		X		X	X	X	X	X
CMP (Complete Metabolic Panel)	X	X		X		X		X	X	X	X	X
ABG (for PaO2/FiO2 ratio): pH, pCO2, pO2, CO2, HCO3 per ICU protocol		X	X	X	X	X	X	X	X	X		X
D-Dimer	X	X		X		X		X	X	X		X
PT/INR/aPTT	X
Lactic Acid	X	X		X		X		X	X	X		X

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		Day 1		Day 2		Day 3		Day 4,5,6,7	Day 5	Day 6	Day 8-end of Hospitalizatio	EofS
Procedures	Screening	1st Dose[a]	During infusion	2nd Dose[a]	During infusion	3rd Dose[a]	During infusion	Follow- Up	Follow- Up	Follow- Up	Follow-Up	Follow-Up D28 or day of discharge
Serum/Urine Pregnancy Test (Either Serum or Urine, not both)	X
HIV (based on history, no HIV testing is required)	X
Cytokines: Circulating IL6[e]		X	Xe	X	Xe	X	Xe		X
Cytokines: TNFa[e]		X	Xe	X	Xe	X	Xe		X
Urine Leukotriene[f]		X		X		X	X		X			X
Plasma: VIP (Vasoactive Intestinal Polypeptide)[f]		X		X		X	X		X			X
Study Drug Pharmacy Dispensing		X		X		X
Assess for Adverse Events[d]		X	Xd	X	Xd	X	Xd	X	X	X	X	X
NIAID Ordinal Scale for Clinical Improvement		X		X		X		X	X	X	X	X
Chest x-ray	X					X					X

Footnotes

a	Each dose is administered over 12 hours at the same time each day. Date and time of start and end of infusion will be recorded.
b	Pulse and respirations will be continuously monitored but will be recorded prior to and at 2, 4, 6, 8, 10 and 12-hour timepoints after each dose escalation
c	Blood pressure will be recorded prior to infusion and at 2, 4, 6, 8 and 12 hour timepoints throughout the infusion.
d	Infusion reactions/adverse events check at 2 hours, and then continuously throughout the 12-hour infusion period.
e	Collected pre-dose and at 1, 2, 12 hours for each infusion over 3 days, then daily on day 5 and 7 and day 28 / or day of discharge if sooner.
F	Plasma VIP and urine leukotriene E4 should be collected prior to initiating each dose escalation, on days 1, 2,3; then at day 5, day 7 and day 28 or day of discharge if sooner.

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EXHIBIT B:

Technical Information and Material

Materials:

1-	Investigational New Drug (IND) application entitled “Vasoactive Intestinal Peptide (VIP) in the Adult Respiratory Distress Syndrome”, Hussein Foda, MD, Investigator; Stony Brook University, Sponsor.

Technical Information:

Information, know-how, scientific and clinical information, protocols, data and related technology and information that has been disclosed to Foundation Docket #050-9189 and that was developed by Dr. Hussein Foda and his laboratory personnel, in his laboratories at Stony Brook University, relating to the isolation, preparation, formulation, administration storage, characterization, animal studies and human therapeutic uses of Vasoactive Intestinal Peptide.

EXHIBIT C: Affiliates

None.

EXHIBIT D Semi-Annual Report Template

LICENSE TITLE:

EFFECTIVE DATE:

1.	Six Month Period Addressed in the Report:

2.	Number and Type of Products and Services made by or for Licensee, and its Affiliates:

3.	Number and Type of Products and Services Sold by Licensee, and its Affiliates:

4.

Identification of Progress on the Development and Commercialization Plan made by Licensee and its Affiliates During Six Month Period (e.g.,., new product development, product evaluation and testing, marketing plans, sales forecasts, significant commercialization events, progress on the Development and Commercialization Plan set forth in Section 4 and Exhibit A):

5.	Payments Made to Foundation During Six Month Period:

6.	Identification of any Hurdles Faced in carrying out the Development and Commercialization Plan and Details on Efforts to Overcome the Hurdles:

7.

Identification of Materials and Technical Information Used or Incorporated in the Discovery, Development, Manufacture, Use, Sale, Offering for Sale, Importation, exportation, distribution, rental or lease of any Product and Service:

8.	Progress on the Commercialization and Development of the Licensed Subject Matter Progress on Efforts to Secure Government Approval, if any, to Commercialize Products or Services: